UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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NVR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NVR, INC.

11700 Plaza America Drive

Reston, VA 20190

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on Tuesday, May 5, 2015

11:30 A.M. Eastern Time

NVR, Inc. will hold its Annual Meeting of Shareholders at 11:30 A.M. (Eastern Time) on Tuesday, May 5, 2015. We will hold the meeting at our corporate headquarters located at 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190.

We are holding the meeting for the following purposes:

1.	To elect twelve directors from the nominees named in the attached proxy statement;

2.	To ratify the appointment of the accounting firm of KPMG LLP as our independent auditor for the year ending December 31, 2015;

3.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers;

4.	To vote on one shareholder proposal, if properly presented at the Annual Meeting; and

5.	To transact other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The above items are fully described in the attached Proxy Statement. We have not received notice of any other matters that may properly be presented at the meeting.

Only shareholders of record at the close of business on March 6, 2015 will be entitled to vote at the meeting. Whether or not you plan to attend the meeting, you are urged to date and sign the enclosed proxy card and return it promptly in the accompanying envelope. You are invited to attend the meeting in person. If you do attend the meeting, you may withdraw your proxy and vote in person.

By order of the Board of Directors,

James M. Sack
March 24, 2015	Secretary and General Counsel

NVR, INC.

11700 Plaza America Drive

Suite 500

Reston, VA 20190

PROXY STATEMENT

This Proxy Statement, proxy card and the Annual Report for the year ended December 31, 2014 are being mailed to our shareholders on or about March 24, 2015 in connection with the solicitation on behalf of the Board of Directors (the “Board”) of NVR, Inc., a Virginia corporation, of proxies for use at our Annual Meeting of Shareholders. The Annual Meeting will be held on Tuesday, May 5, 2015, at our corporate headquarters located at 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190, at 11:30 A.M., Eastern Time, and at any and all postponements and adjournments thereof. Shareholders should contact NVR’s Investor Relations Department at the same address to obtain directions to be able to attend the Annual Meeting in person.

We bear the cost of proxy solicitation, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. We may reimburse brokers or persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy materials to beneficial owners. In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile transmission, internet or personally. We have retained Georgeson Inc. to assist in the solicitation of brokers, bank nominees and institutional holders for a fee of approximately $5,000 plus out-of-pocket expenses.

All voting rights are vested exclusively in the holders of our common stock, par value $.01 per share (the “Common Stock”). Only shareholders of record as of the close of business on March 6, 2015 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. Shareholders include holders (the “Participants”) owning stock in our Profit Sharing Trust Plan and Employee Stock Ownership Plan (together, the “Plans”).

The accompanying proxy card should be used to instruct the persons named as proxies to vote the shareholder’s shares in accordance with the shareholder’s directions. The persons named in the accompanying proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, shares represented by properly executed proxies will be voted:

•	FOR the election of the twelve director nominees;

•	FOR the ratification of KPMG LLP as our Independent Auditor for 2015;

•	FOR the approval of the compensation paid to certain executive officers;

•	AGAINST the shareholder proposal; and

•	in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting.

With respect to the tabulation of proxies at the Annual Meeting, abstentions and broker non-votes will be counted for the purpose of establishing a quorum. For purposes of all proposals, abstentions and broker non-votes will not be considered votes cast and therefore will have no effect on the result of the vote. In addition, under the current New York Stock Exchange (the “NYSE”) rules, most intermediaries that do not receive voting instructions from their customers who hold Common Stock may not vote the shares they hold on behalf of those customers on any of the proposals other than ratification of the appointment of KPMG LLP as our independent auditor. Accordingly, we strongly encourage all of our shareholders who hold shares of Common Stock in a brokerage account or through a broker, bank, trust or other nominee, to provide voting instructions to their broker, bank, trustee or other nominee to assure that their shares are voted at the Annual Meeting.

Any shareholder may revoke his or her proxy at any time prior to its use by (1) providing our Secretary, at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, written notice of revocation, (2) duly executing a proxy bearing a later date than the date of the previously duly executed proxy, or (3) attending the Annual Meeting and voting in person (attendance at the Annual Meeting alone will not act to revoke a prior proxy). Execution of the enclosed proxy will not affect your right to vote in person if you should later decide to attend the Annual Meeting.

The proxy card also should be used by Participants to instruct the trustee of the Plans how to vote shares of Common Stock held on their behalf. The trustee is required under the applicable trust agreement to establish procedures to ensure that the instructions received from Participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the Participants’ free exercise of their voting rights. Proxy cards representing shares held by Participants must be returned to the tabulator by April 30, 2015 using the enclosed return envelope and should not be returned to NVR. If shares are owned through the Plans and the Participant does not submit voting instructions by April 30, 2015, the trustee of the Plans will vote such shares in the same proportion as the voting instructions received from other Participants. Participants who wish to revoke a proxy card will need to contact the trustee and follow its instructions.

As of the Record Date, we had a total of 4,061,812 shares of Common Stock outstanding, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under our Restated Articles of Incorporation and Bylaws, holders of Common Stock are not entitled to vote such shares on a cumulative basis, including with respect to the voting for directors.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 5, 2015:

This Proxy Statement and our Annual Report for the year ended December 31, 2014 are available at www.edocumentview.com/nvr.

Election of Directors

(Proposal 1)

Our Restated Articles of Incorporation state that the number of directors on our Board will be no less than seven and no more than thirteen, as established from time to time by Board resolution. Our Board has currently set the size of the Board at twelve members beginning with the Board term commencing at the Annual Meeting. The following persons have been nominated by the Board of Directors to be elected to hold office for a one-year term ending at the 2016 Annual Meeting and until their successors are duly elected and qualified:

Dwight C. Schar	Alfred E. Festa	William A. Moran
C. E. Andrews	Ed Grier	David A. Preiser
Timothy M. Donahue	Manuel H. Johnson	W. Grady Rosier
Thomas D. Eckert	Mel Martinez	Paul W. Whetsell

All of the director nominees are current directors standing for re-election. Each nominee has consented to serve as one of our directors if elected. Our Board has affirmatively determined that each of the proposed nominees is independent, with the exception of Messrs. Schar and Moran. Our Board does not contemplate that any of its proposed nominees listed above will be unwilling to serve or become unavailable for any reason, but if any such circumstance should occur before the Annual Meeting, proxies may be voted for another nominee selected by the Board. Detailed biographies of each of the director nominees may be found beginning on page 7.

Required Vote

Each director shall be elected by a majority of the votes cast in the election at the Annual Meeting, assuming that a quorum is present. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Unless marked otherwise, proxies received will be voted FOR the election of the twelve nominees designated above. Shareholders may abstain from voting for any particular nominee by so indicating in the space provided on the accompanying proxy card. An abstention will not be counted as a vote cast “for” or “against” a director’s election.

Pursuant to our Corporate Governance Guidelines, the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. Under the Guidelines, the Board shall nominate for re-election as a director only candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election.

If a director fails to be re-elected by a majority of votes cast, the Nominating Committee shall promptly consider the resignation offer of any such director and recommend to the Board whether to accept the tendered resignation or reject it. The Board shall take action with respect to the Nominating Committee’s recommendation no later than 90 days following the submission of any such resignation offer.

Following the Board’s action regarding the Nominating Committee’s recommendation, we will promptly file a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) which shall detail the Board’s decision regarding a tendered resignation. This report shall include an explanation of the process by which the Board’s decision was reached and the reasons for the Board’s decision.

To the extent that one or more directors’ resignations are accepted by the Board, the Nominating Committee will recommend to the Board whether to fill the vacancy or vacancies or to reduce the size of the Board.

The Board expects that any director who tenders his or her resignation pursuant to this policy will not participate in the Nominating Committee recommendation or Board action regarding whether to accept or reject the tendered resignation. If, however, a majority of the members of the Nominating Committee fails to receive the required number of votes for re-election in the election, the independent directors who did not fail to receive the required number of votes for re-election shall form a committee amongst themselves for the purposes of evaluating the tendered resignations and recommending to the Board whether to accept or reject them.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL OF

THE FOREGOING NOMINEES AS DIRECTORS OF NVR.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles and practices. Having and acting on that commitment is essential to running our business efficiently and to maintaining our integrity in the marketplace. Our primary corporate governance documents, including our Corporate Governance Guidelines, Code of Ethics and all of our Board Committee Charters, are available to the public on our website at http://www.nvrinc.com.

Board Leadership Structure, Committee Composition and Role in Risk Oversight

Board Leadership Structure

Dwight C. Schar, our Chairman and a non-management director, leads our Board, which meets at least quarterly. In addition, our Board has named an independent lead director to chair meetings of our independent directors. The independent directors of our Board meet as a group at least annually. Non-management directors meet as a group without management present at least twice a year. Our independent lead director position rotates annually among the chairs of the Audit, Compensation, Corporate Governance and Nominating Committees. The independent lead director chairs any meetings held by the independent directors. Robert C. Butler, the Chairman of our Corporate Governance Committee, is serving as our independent lead director until the 2015 Annual Meeting. Our Board is comprised solely of non-management directors. Information regarding how to communicate with the lead director or the non-management or independent directors as a group is available on our website at http://www.nvrinc.com.

We have separated the roles of the Chairman of the Board and the Chief Executive Officer. Mr. Schar serves as the Chairman, and Paul C. Saville is the CEO. We separated these roles in 2005 because we believed it was a leading corporate governance best practice to reduce the concentration of power in one person and it allowed us to strengthen our senior management team as we positioned NVR for expected future growth. Those same reasons hold true today. As a result, while the Board retains the discretion to combine the roles of Chairman and CEO at any time, we expect that the roles of Chairman and CEO will remain separated for the foreseeable future.

Board Committee Composition

Our Board has the following six committees: Audit, Compensation, Corporate Governance, Executive, Nominating, and Qualified Legal Compliance. Each committee, other than the Executive Committee, meets at least annually to review its charter. During 2014, the full Board met seven times, the Audit Committee met five times, the Compensation Committee met five times, the Nominating Committee met two times, the Corporate Governance Committee met two times and the Qualified Legal Compliance Committee met once. The Executive Committee did not meet during 2014. Our non-management directors met twice during 2014 in executive session without the presence of management, and the independent directors met once. Each of our Board members attended at least 75% of our Board meetings and their respective Committee meetings during 2014. Further, each of our Board members and each then-serving director attended the 2014 Annual Meeting of Shareholders. Our Board requires that our Board members attend each Board and Committee meeting in person. Our Board further requires that all current Board members and all nominees for election to our Board attend in person our annual meetings of shareholders, unless personal circumstances affecting such Board member or director nominee make such attendance impractical or inappropriate.

Board Role in Risk Oversight

Our Board oversees our business risks and operational performance through regularly scheduled Board and Committee meetings, as well as through frequent and informal communications between management and the Board. Further, our Bylaws and each of the various Board Committee Charters (referenced above and discussed in detail below) provide additional detail regarding the areas, duties and functions for which the Board or a Board Committee provides specific oversight of specified areas of risk.

That oversight includes a variety of operational and regulatory matters, including: the approval of the annual business plan and the periodic review of our actual performance in comparison to the approved plan, approval of all short-term and long-term management incentive compensation plans, review and analysis of our operational and financial performance compared to our peer group, review of our five year business plan, review of management succession planning throughout our organization for key management positions, review of our response to new laws, rules or regulations to which we are subject, direct oversight of our internal audit function and our whistleblower hotline and many other items. Following is a discussion of how the Board oversees certain of our more significant business risks:

Land Acquisition:

We believe our continued success is contingent upon our ability to control an adequate supply of finished lots on which to build. We expend substantial monetary resources to place deposits under lot acquisition contracts, typically ranging up to 10% of the aggregate purchase price of the finished lots. The lot acquisition policy under which management operates is a Board-approved policy. The policy requires Board pre-approval of any lot acquisition contract that is above certain parameters set by the Board, measured by the aggregate size of the deposit or investment to be made. The policy also includes the parameters under which we can acquire zoned, unimproved raw land. Further, all related-party lot acquisition contracts require Board approval (see Transactions with Related Persons below).

Liquidity:

Being in a cyclical industry, it is imperative that we focus on our liquidity needs throughout the various stages of the cycle, while maintaining an efficient capital structure. The Board’s role in ensuring that management prudently manages our cash includes the following:

•	We invest our excess cash pursuant to a Board-approved policy that specifies the types of investments allowed. The primary objective of the policy is to minimize risk and to adequately provide for daily liquidity needs.

•	Stock repurchases and debt repurchases must be pre-approved by the Board.

•	All capital transactions for the issuance of debt or equity must be pre-approved by the Board.

•	The Board reviews our short-term and long-term cash needs in connection with its review of our one year and five year business plans.

Financial Reporting, Internal Control and Regulatory Matters:

Our Audit Committee takes a lead role in overseeing a number of risks that we face as enumerated within its Charter.

•	Our Internal Audit function performs a primary role in risk management. Our Vice President of Internal Audit and Corporate Governance reports directly to the Audit Committee, and the Audit Committee formally approves the annual internal audit budget and staffing.

•	Our annual internal audit plan is approved by the Audit Committee. It is prepared using a comprehensive risk-based approach.

•	On a quarterly basis, Internal Audit Senior Management and our external independent auditors each have a private session with the Audit Committee without the presence of management.

•	Management reports to the Audit Committee the occurrence of any governmental regulatory reviews or audits conducted on any of our operations, including mortgage regulatory matters and SEC comment letters. The Audit Committee also obtains a report from management at the conclusion of any such review.

•	Management reports to the Audit Committee any matter concerning a violation of our Code of Ethics or our Standards of Business Conduct.

Related Party Transactions:

Our Bylaws require that the disinterested, independent members of the Board approve any related party transaction. This has been a requirement since we incorporated in 1993.

Board Member Information

The following sets forth certain pertinent information with respect to our current directors, including the nominees listed above.

Name	Age	Year First Elected or Appointed
Dwight C. Schar (3*)	73	1993
C. E. Andrews (1) (5) (6)	63	2008
Robert C. Butler (1) (5*) (6) (**)	84	2002
Timothy M. Donahue (3) (4)	66	2006
Thomas D. Eckert (2*)	67	2011
Alfred E. Festa (1) (4) (6)	55	2008
Ed Grier (1) (6)	60	2013
Manuel H. Johnson (1*) (3) (6*)	66	1993
Mel Martinez (4)	68	2012
William A. Moran (3)	68	1993
David A. Preiser (2) (4*)	57	1993
W. Grady Rosier (2) (5)	66	2008
Paul W. Whetsell (2)(5)	64	2007

(1)	Member of Audit Committee	(5)	Member of Corporate Governance Committee
(2)	Member of Compensation Committee	(6)	Member of Qualified Legal Compliance Committee
(3)	Member of Executive Committee	(*)	Chairperson
(4)	Member of Nominating Committee	(**)	Independent Lead Director

Dwight C. Schar has been Chairman of the Board since September 30, 1993. Effective February 4, 2009, Mr. Schar relinquished his executive officer title with NVR, but remains the Chairman of the Board. Mr. Schar also served as the President and Chief Executive Officer of NVR from September 30, 1993 through June 30, 2005. Within the last five years, Mr. Schar served as a director of Six Flags, Inc.

The Board believes that Mr. Schar is uniquely qualified to serve on the Board, based on his founding status with NVR, his over 40 years of homebuilding industry and real estate experience, his successful senior leadership experience from being a Chief Executive Officer of NVR and its predecessors, his experience on another public board, his brand marketing expertise and his expertise in managing a company within a cyclical industry.

C. E. Andrews has been a director since May 6, 2008. Mr. Andrews has been Chief Executive Officer and a member of the board of directors of MorganFranklin Consulting, LLC since May 2013. From June 2009 until February 2012, Mr. Andrews was the president of RSM McGladrey Business Services, Inc. Prior to that, Mr. Andrews served as the president of SLM Corporation (Sallie Mae). He joined Sallie Mae in 2003 as the executive vice president of accounting and risk management, and held the title of chief financial officer from 2006 to 2007. Prior to joining Sallie Mae, Mr. Andrews spent approximately 30 years at Arthur Andersen. He served as managing partner for Arthur Andersen’s mid-Atlantic region, and was promoted to global managing partner for audit and advisory services in 2002. Mr. Andrews serves on the boards of Marriott Vacations Worldwide Corporation, WashingtonFirst Bankshares, Inc. and Washington Mutual Investors Fund. Additionally, Mr. Andrews serves on the boards of two non-profit organizations - Junior Achievement of the National Capital Area and Global Good Fund. He is also a member of the advisory board of the R.B. Pamplin College of Business and Accounting Department at Virginia Tech. Within the last five years, Mr. Andrews was also a member of the board of directors of U-Store-It Trust (now CubeSmart), where he was a member of the Audit Committee, and Six Flags, Inc., where he was the Chair of the Audit Committee.

The Board believes that Mr. Andrews is well qualified to serve on our Board based on the varied business experience that he obtained over his thirty year career in public accounting, his financial and accounting expertise, and his experience on other public boards.

Robert C. Butler has been a director since May 1, 2002. Mr. Butler’s term as a director expires at the 2015 Annual Meeting, and he is not standing for reelection.

Timothy M. Donahue has been a director since January 1, 2006. Prior to his retirement, Mr. Donahue was Executive Chairman of Sprint Nextel Corporation from August 2005 to December 2006. He previously served as president and chief executive officer of Nextel Communications, Inc. He began his career with Nextel in January 1996 as president and chief operating officer. Before joining Nextel, Mr. Donahue served as northeast regional president for AT&T Wireless Services operations from 1991 to 1996. Prior to that, he served as president for McCaw Cellular’s paging division in 1986 and was named McCaw’s president for the U.S. central region in 1989. He is also a director of The ADT Corporation, where he serves on the Compensation Committee. Within the past five years, Mr. Donahue also served as a director of Eastman Kodak, Covidien Limited and Tyco International Ltd (the predecessor of ADT).

The Board considered Mr. Donahue’s senior leadership experience from being a Chief Executive Officer of a publicly-traded company, his operational expertise in providing global strategic vision to the overall operating entity, his experience serving on other public boards, and his brand marketing expertise in concluding that Mr. Donahue is highly qualified to serve as one of our directors.

Thomas D. Eckert has been a director since December 1, 2011. Mr. Eckert was Chairman of Capital Automotive Real Estate Services, Inc. (“Capital Automotive”) until October 2014. He was one of the founders of Capital Automotive in October 1997 and led its initial public offering in 1998. Capital Automotive went private in 2005. Mr. Eckert serves as a director of Dupont-Fabros Technologies, Inc. and Chesapeake Lodging Trust. He is also a Trustee of The College Foundation of the University of Virginia. Mr. Eckert is a member of the audit and compensation committees of Dupont Fabros-Technologies, Inc., where he serves as the chairman of the compensation committee, and Chesapeake Lodging Trust, where he serves as the chairman of the audit committee. Within the past five years, Mr. Eckert also served on the board of the Munder Funds (and its successor, Victory Funds).

The Board believes that Mr. Eckert is highly qualified to serve as one of our directors because of his senior leadership experience from being a founder of Capital Automotive, his public board experience, and his operational expertise of being responsible for setting global strategic vision for an entire organization.

Alfred E. Festa has been a director since December 1, 2008. Mr. Festa is Chairman and Chief Executive Officer of W. R. Grace & Co (“Grace”). He joined Grace as president and chief operating officer in November 2003, assumed the CEO role in June 2005, and became Chairman of the Board of Grace on January 1, 2008. From November 2002 until November 2003, Mr. Festa was a partner in Morgenthaler Private Equity Partners (“Morgenthaler”), a venture/buyout firm focused on mid-market industrial build-ups. Mr. Festa serves as a director of the American Chemistry Council and the National Association of Manufacturers.

The Board believes that Mr. Festa is well-suited to serve on our Board based on his experience of managing Grace during different business cycles, his senior leadership experience as a Chief Executive Officer of a publicly-traded company and his role setting global strategic vision for an entire organization, his business development and mergers and acquisitions experience from his work at Morgenthaler, and his experience serving on another public board.

Ed Grier has been a director since May 7, 2013. Mr. Grier has been the Dean of the Virginia Commonwealth University (“VCU”) School of Business since March 2010. Prior to joining VCU, Mr. Grier spent approximately 29 years with the Walt Disney Company beginning in 1981. He served as the President of the Disneyland Resort from 2006 until 2010. Mr. Grier held various senior financial and operational roles during his career with Disney. Mr. Grier serves as a director of the Middleburg Trust Company. Mr. Grier also serves on the boards of the following non-profit entities: Colonial Williamsburg, Virginia Bio Tech Research Park, Brandman University, The Richmond Forum and ChildFund International.

The Board believes that Mr. Grier is well-qualified to serve on our Board based on his operational expertise from operating a multi-billion dollar business for Disney, his brand marketing expertise obtained while managing one of the world’s most recognized brands and his financial expertise.

Manuel H. Johnson has been a director since September 30, 1993. Dr. Johnson has been co-chairman and senior partner in Johnson Smick International, Inc., an international financial policy-consulting firm, since 1990. From August 1, 1997 until December 2003, Dr. Johnson was the chairman of the board of trustees and president of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board. Also during 1997, Dr. Johnson was named a member of the Independence Standards Board (which was dissolved on July 31, 2001), formed jointly by the SEC and the American Institute of Certified Public Accountants. Dr. Johnson is a founder and co-chairman of the Group of Seven Council, an international commission supporting economic cooperation among the major industrial nations. Dr. Johnson is a director of Morgan Stanley Funds. Additionally, he is a director with the following non-profit and educational institutions: National Sporting Library and Museum, Upperville Colt and Horse Show, Troy University Foundation and Mercatus Center at George Mason University. Within the last five years, Mr. Johnson was also a director of Evergreen Energy, Inc.

The Board believes that Dr. Johnson is well-qualified to serve on our Board based on his financial and macroeconomic expertise, his knowledge of governmental and financial regulatory matters, his ability to access multiple high level information channels in the public and private sectors, his public board experience, and his lengthy experience as one of our directors.

Mel Martinez has been a director since December 1, 2012. Mr. Martinez has been Chairman of the South East and Latin America for JPMorgan Chase & Co. since August 2010. Prior to joining JPMorgan, Mr. Martinez was a partner in the law firm DLA Piper from September 2009 to July 2010. Mr. Martinez served as a United States Senator from Florida from January 2005 to September 2009. Prior to his election, Mr. Martinez served as the Secretary of the United States Department of Housing and Urban Development (“HUD”) from January 2001 to January 2004. Mr. Martinez also serves on the boards of Marriott Vacations Worldwide Corporation, where he is the lead director, and the Orlando Magic Youth Foundation. Within the past five years, Mr. Martinez was a director of Progress Energy, Inc.

The Board believes that Mr. Martinez is well qualified to serve as one of our directors based upon his government and housing regulatory matters experience in connection with his service as Secretary of HUD, his ability to access high level information channels in the public sector and his public board experience.

William A. Moran has been a director since September 30, 1993. Mr. Moran has been the chairman of Elm Street Development, Inc. (“Elm Street”) since 1996. Until January 1, 2010, Mr. Moran was a director of Craftmark, Inc., a homebuilder in Virginia, Maryland, Pennsylvania and Delaware and Craftstar, Inc., which develops, invests in and periodically sells apartments, condominiums, single family homes and townhomes in Virginia and Maryland. Mr. Moran is also a director of ESD, Inc.

The Board considered Mr. Moran’s lengthy homebuilding, real estate and land development experience, his senior leadership experience from being a Chief Executive Officer, his operational expertise and his expertise in managing a company within a cyclical industry in concluding that Mr. Moran is highly qualified to serve as one of our directors.

David A. Preiser has been a director since September 30, 1993. Mr. Preiser has been co-president of the investment banking firm of Houlihan Lokey since 2013 and a member of its board of directors since 2001. Since January 1, 2005, Mr. Preiser has served as Chairman of Houlihan Lokey– Europe, pursuant to which he leads Houlihan Lokey’s European investment banking activities, with a particular focus on Houlihan Lokey’s European restructuring business. Mr. Preiser is also active in Houlihan Lokey’s restructuring activities in the United States. Since 1990, Mr. Preiser had been active in coordinating Houlihan Lokey’s real estate and financial restructuring activities as a senior managing director. Mr. Preiser is also a director of Ronald McDonald House of NY. Within the last five years, Mr. Preiser was also a director of AIT Holding Company, LLC.

The Board believes that Mr. Preiser is well-suited to serve as one of our directors based on his expertise of managing workouts of distressed companies, his senior leadership experience of setting global strategic vision for an organization, his financial expertise from working in the investment banking field, his knowledge of capital markets, his business development and mergers and acquisitions experience, his experience sitting on other public boards, and his lengthy experience as one of our directors during different points in our business cycle.

W. Grady Rosier has been a director since December 1, 2008. Mr. Rosier has been the president and CEO of McLane Company, Inc. (“McLane”), a supply chain services company, since 1995. Prior to that date, Mr. Rosier held various senior management roles since joining McLane in 1984. Mr. Rosier serves as a director of NuStar Energy L.P. Within the last five years, Mr. Rosier was also a director of Tandy Brands Accessories, Inc.

The Board believes that Mr. Rosier is highly qualified to serve as one of our directors because of his senior leadership experience from being a Chief Executive Officer, his other public board experience, and his operational expertise of being responsible for setting global strategic vision for an entire organization.

Paul W. Whetsell has been a director since March 1, 2007. Mr. Whetsell has been the Vice Chairman of Loews Hotels Holding Corporation (“Loews”) since March 2015. Mr. Whetsell was President and CEO of Loews from January 2012 until March 2015. From 2006 until January 2012, Mr. Whetsell was the president and chief executive officer of Capstar Hotel Company. From August 1998 until May 2006, Mr. Whetsell served as the chairman and chief executive officer of Meristar Hospitality Corporation, and as the Chairman of Interstate Hotels and Resorts, Inc. (“Interstate”) from August 1998 until March 2009. From August 1998 until October 2003, he also served as the chief executive officer of Interstate and its predecessor. He also serves on the board of Boyd Gaming Corporation, the Cystic Fibrosis Foundation and Dolphin Capital Opportunities. In the past five years, Mr. Whetsell was also a director of Virgin Hotels North America, LLC.

The Board considered Mr. Whetsell’s senior leadership experience from being a chief executive officer of a publicly-traded company, his public board service experience, his operational expertise, his real estate experience, and his brand marketing expertise in concluding that Mr. Whetsell is highly qualified to serve as one of our directors.

Board Independence

Our Board has established Director independence standards to assist us in determining director independence, the standards of which meet the independence requirements of the NYSE corporate governance listing standards (our common stock is listed on the NYSE). Our independence standards are included within our Corporate Governance Guidelines, which are available on our website at http://www.nvrinc.com. Our Board considers all relevant facts and circumstances in making an independence determination. As required by the rules of the NYSE, for a director to be considered “independent” under our independence standards, our Board must affirmatively determine that the director has no material relationship with us (other than as a director) directly or indirectly.

Our Board has affirmatively determined that Messrs. Andrews, Butler, Donahue, Eckert, Festa, Grier, Johnson, Martinez, Preiser, Rosier, and Whetsell are independent pursuant to our independence standards. Mr. Schar, our former Executive Chairman, and Mr. Moran, who controls a company from which we acquire a small portion of our finished lots upon which to build our homes, have been determined by our Board not to be “independent.”

When our Board analyzed the independence of its members, it considered the following transactions that it deemed immaterial to the independence of the director involved based on the amounts involved and the ordinary course business nature of the transactions:

•	Mr. Donahue is a director of The ADT Corporation (“ADT”), a publicly traded home security company. The independent, disinterested members of our Board have authorized us to obtain services in the ordinary course of business from ADT’s predecessor, Tyco International Ltd., for model home security monitoring systems as well as built-in security and fire protection systems within homes sold to customers. In 2014, we obtained such services totaling less than $2,500 from ADT. The Board concluded that NVR’s relationship with ADT does not affect the independence of Mr. Donahue because his position as a director of ADT does not enable him to derive any benefit from the relationship. In addition, the amount paid to ADT was very small, and the transactions were in the ordinary course of business and conducted at arms-length.

•	Mr. Martinez is an employee of JPMorgan Chase & Co. (“JPMorgan”), a publicly traded financial institution. The independent, disinterested members of our Board authorized us to obtain banking services in the ordinary course of business from JPMorgan. NVR had an on-going relationship with JPMorgan prior to Mr. Martinez joining our Board. In 2014, we obtained such services totaling less than $10,000 from JPMorgan. The Board concluded that NVR’s relationship with JPMorgan does not affect the independence of Mr. Martinez because his position as an employee of JPMorgan does not enable him to derive any benefit from the relationship. In addition, the amount paid to JPMorgan was very small, and the transactions were in the ordinary course of business and conducted at arms-length.

Board Committees

Audit Committee

We have a separately designated standing Audit Committee comprised of five members, each of whom satisfies the independence standards specified above and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (“1934 Act”). All current members of our Audit Committee are financially literate and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. Our Board has determined that Manuel H. Johnson, our current Audit Committee Chairman, qualifies as an audit committee financial expert as defined within Item 407(d)(5) of Regulation S-K under the 1934 Act. This designation does not impose on Mr. Johnson any duties, obligations or liability that are any greater than are generally imposed on him as a member of our Audit Committee and our Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or our Board.

Our Audit Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com. As enumerated in the Charter, our Audit Committee was established to assist our Board’s oversight of:

•	the integrity of our accounting and financial reporting processes;

•	our compliance with legal and regulatory requirements;

•	our independent external auditor’s qualifications and independence; and

•	the performance of our internal audit function and our independent external auditors.

Among other things, our Audit Committee:

•	prepares the Audit Committee Report for inclusion in our proxy statement;

•	annually reviews our Audit Committee Charter and the Audit Committee’s performance;

•	appoints, evaluates and determines the compensation of our independent external auditors;

•	maintains written procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	reviews substantiated complaints received from internal and external sources regarding accounting, internal accounting controls or auditing matters;

•	oversees our internal audit department; and

•	reviews reports from management regarding significant accounting, internal accounting controls, auditing, legal and regulatory matters.

Our Audit Committee has the authority and available funding to engage any independent legal counsel and any accounting or other expert advisors, as our Audit Committee deems necessary to carry out its duties.

Compensation Committee

We have a separately designated standing Compensation Committee comprised of four members, each of whom satisfies our independence standards specified above, as well as the NYSE’s heightened independence standards for compensation committee members. Our Compensation Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com.

Description of Duties

Among other things, our Compensation Committee:

•	reviews and determines all compensation of our CEO and, based in part on the recommendation of the CEO, of all of our other executive officers;

•	periodically reviews and makes recommendations to the Board with respect to the compensation of our directors;

•	administers and interprets incentive compensation and equity plans for our employees (except as otherwise described below);

•	assists in preparing the Compensation Discussion and Analysis and prepares our Compensation Committee Report for inclusion in our annual meeting proxy statement in accordance with applicable rules and regulations of the SEC;

•	makes recommendations to our Board about succession planning for our CEO, and in conjunction with the CEO, also considers succession planning for other key positions;

•	reviews and approves any employment agreements, or amendments thereto, with our CEO and other applicable executive officers; and

•	annually reviews our Compensation Committee Charter and the Compensation Committee’s performance.

The Compensation Committee charter provides that the Committee may delegate its authority to one or more members of the Committee. Any person to whom authority is delegated must report any actions taken by him or her to the full Committee at its next regularly scheduled meeting. During 2014, the Compensation Committee did not delegate any of its authority to any individual member(s) of the Committee.

The Compensation Committee’s charter also provides that the Compensation Committee may delegate to a senior executive officer of NVR the authority to grant equity awards to non-executive employees, within limits prescribed by the full Board. Any equity awards granted by a senior executive officer pursuant to delegated authority must be reported to the Compensation Committee at its next regularly scheduled meeting. Our Compensation Committee, by resolution, delegated authority to Mr. Saville, acting jointly with the Senior Vice President of Human Resources, to grant equity awards to new and existing employees below the executive officer rank during 2014. The Senior Vice President of Human Resources is required to report any equity awards granted pursuant to this delegated authority to the Compensation Committee at its next scheduled meeting after the delegated authority is exercised.

For a discussion of the role of Mr. Saville in recommending the amount or form of compensation paid to our named executive officers during 2014, see the Compensation Discussion and Analysis below.

Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority and the entitlement to funding to obtain advice and assistance from compensation consultants, as well as internal or outside legal, accounting or other expert advisors, that it determines to be necessary to carry out its duties. Periodically the Compensation Committee engages a compensation consultant to provide advice regarding executive officer compensation on an as needed basis. In 2014, the Compensation Committee engaged Aon Hewitt to assist us in analyzing the compensation of our named executive officers as compared to our peer group, developing the NVR, Inc. 2014 Equity Incentive Plan and determining the values of the equity grants made to our named executive officers and Board members pursuant to the 2014 Equity Incentive Plan. The Compensation Committee has analyzed the independence of Aon Hewitt under the standards established by the NYSE and determined that its work did not present any conflict of interest.

Compensation Committee Interlocks and Insider Participation

During 2014, our Compensation Committee was comprised of Messrs. Eckert, Preiser, Rosier and Whetsell. During that time, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board or our Compensation Committee; accordingly, there were no interlocks with other companies within the meaning of Item 407(e)(4) of SEC Regulation S-K during 2014.

Nominating Committee

We have a separately designated standing Nominating Committee comprised of four members, each of whom satisfies our independence standards specified above. The Nominating Committee operates pursuant to a charter adopted by the Board that is available at http://www.nvrinc.com.

Among other things, the Nominating Committee:

•	identifies individuals qualified to become Board members;

•	recommends that our Board select the director nominees for the next annual meeting of shareholders;

•	recommends to our Board names of individuals to fill any vacancies on our Board that arise between annual meetings of shareholders;

•	considers from time to time our Board committee structure and makeup, including diversity of our members; and

•	annually reviews our Nominating Committee Charter and the Nominating Committee’s performance.

Our Nominating Committee also has the sole authority and appropriate funding to obtain advice and assistance from executive search firms, and internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.

Attached as Appendix A are our Policies and Procedures for the Consideration of Board of Director Candidates, including nominations submitted by our security holders. This material is also available at http://www.nvrinc.com. These policies and procedures include minimum qualifications for director nominees and the process for identifying and evaluating director nominees. Our Nominating Committee has a stated goal of identifying well-qualified director candidates that would enhance the Board’s diversity. In searching for potential director candidates, the Nominating Committee first seeks the most qualified candidates with a record of success. The Committee also searches for candidates that contribute to a diversity of views, backgrounds, experience and skills on the Board.

Corporate Governance Committee

We have a separately designated standing Corporate Governance Committee comprised of four members, each of whom satisfies our independence standards specified above. The Corporate Governance Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com. Our Corporate Governance Guidelines are also available at http://www.nvrinc.com.

Among other things, the Corporate Governance Committee:

•	develops and recommends to our Board a set of corporate governance principles;

•	annually reviews and assesses the adequacy of our Corporate Governance Guidelines, including ensuring that they reflect best practices where appropriate;

•	manages the Board’s annual self-evaluation process; and

•	annually reviews our Corporate Governance Committee Charter and the Corporate Governance Committee’s performance.

Our Corporate Governance Committee must obtain Board approval for funding to obtain advice and assistance from internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.

Qualified Legal Compliance Committee

Our Qualified Legal Compliance Committee (“QLCC”) is a separately designated standing committee, currently consisting of all of the members of our Audit Committee. It was established to assist our Board in fulfilling its responsibilities relating to oversight of legal compliance by our employees and us and to meet the requirements for a qualified legal compliance committee under Part 205 of the rules of the SEC (the “Part 205 Rules”). The composition of the QLCC is intended to comply with all independence requirements under the Part 205 Rules. Our QLCC operates pursuant to a charter adopted by our Board and is available at http://www.nvrinc.com. Our QLCC annually reviews the QLCC Charter and the QLCC’s performance.

Our QLCC has adopted written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation of securities laws or material breach of fiduciary duty or similar material violation by us, or our directors, officers, employees or agents (“Material Violation”) under the Part 205 Rules, and has the authority and responsibility with respect to the following:

•	to inform our chief legal officer (“CLO”), CEO and chief financial officer (“CFO”) of any report of evidence of a Material Violation;

•	to determine whether an investigation is necessary regarding any report of evidence of a Material Violation and if necessary or appropriate, initiate such investigation;

•	to obtain a written report from our CLO or outside counsel conducting any such investigation at the investigation’s conclusion;

•	to recommend, by majority vote, that we implement an appropriate response to evidence of a Material Violation and inform our Board, CEO, CLO and CFO of the results of any such investigation and the appropriate remedial measures to be adopted; and

•	acting by majority vote, to take all other appropriate action, including the authority to notify the SEC in the event that we fail in any material respect to implement an appropriate response that our QLCC has recommended.

Our QLCC has the authority and available funding to engage any independent legal counsel, accounting or other expert advisors as our QLCC deems necessary to carry out its duties.

Executive Committee

Our Executive Committee was established pursuant to our Bylaws to have such powers, authority and responsibilities as may be determined by a majority of our Board. Our Executive Committee has never met, nor has our Board ever delegated any powers, authority or responsibilities to the Executive Committee. Our Board intends to continue the practice of considering corporate matters outside the scope of our other existing Board committees at the full Board level.

Communications with the Board of Directors

Our Policies and Procedures Regarding Communications with the NVR, Inc. Board of Directors, the Independent Lead Director and the Non-Management Directors as a Group are available at http://www.nvrinc.com.

Review, Approval or Ratification of Related Person Transactions

We have a policy that requires that all related person transactions be considered, reviewed and approved or ratified by the disinterested, independent directors of our Board, regardless of the type of transaction or amount involved. Under this policy, the related person must notify the CFO of any proposed transaction with a related person. The CFO must seek approval of the disinterested, independent directors of the Board for any related person transaction. The disinterested, independent directors must review the material facts before determining whether to approve or ratify the transaction. This requirement is set forth in Section 7.05 of our Bylaws (available on our website at http://www.nvrinc.com), Sections 1 and 4 of our Code of Ethics (available on our website at http://www.nvrinc.com), and our internal Standards of Business Conduct, Human Resource and Financial Policies and Procedures.

Transactions with Related Persons

During the year ended December 31, 2014, we entered into new forward lot purchase agreements to purchase finished building lots for a total purchase price of approximately $40,845,000 with Elm Street Development, Inc. (“Elm Street”), which is controlled by one of our directors, Mr. Moran. The independent members of our Board approved these transactions. During 2014, NVR also purchased 332 developed lots at market prices from Elm Street for approximately $50,073,000. We also continue to control a parcel of raw land expected to yield approximately 2,400 finished lots through a joint venture entered into with Elm Street during 2009. We did not make any additional capital contributions in the joint venture in 2014. Finally, during 2014 we paid Elm Street approximately $143,000 to manage the development of a parcel of zoned, unimproved land that we purchased from Elm Street in 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as to the beneficial ownership of Common Stock by each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates indicated, and by each director, director nominee and named executive officer and by all directors and executive officers as a group as of March 6, 2015. Except as otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

Certain Beneficial Owners

Name and Address of Holder	Number of Shares		Percent of Class
BlackRock Inc. 55 East 52nd Street New York, NY 10022	325,532	(1)	8.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	258,997	(2)	6.4%
Pennant Capital Management, LLC One DeForest Avenue, Suite 200 Summit, NJ 07901	219,802	(3)	5.4%

(1)	As reported within a Schedule 13G filed January 23, 2015, the entity has sole power to vote or direct the vote for 311,601 shares and the sole power to dispose or direct the disposition of 325,532 shares.
(2)	As reported within a Schedule 13G filed February 10, 2015, the entity has sole power to vote or direct the vote for 2,778 shares, and sole power to dispose or direct the disposition of 256,600 shares and shared power to dispose or direct the disposition of 2,397 shares.
(3)	As reported within a Schedule 13G filed February 17, 2015, the entity has shared power to vote or direct the vote and shared power to dispose or direct the disposition of all of the shares reported.

Directors and Management

Name	Number of Shares		Percent of Class
Dwight C. Schar	96,513	(1)	2.4%
C. E. Andrews	3,776	(2)	*
Robert C. Butler	938	(3)	*
Timothy M. Donahue	3,714	(4)	*
Thomas D. Eckert	1,180		*
Alfred E. Festa	4,004	(5)	*
Ed Grier	41		*
Manuel H. Johnson	4,179	(6)	*
Mel Martinez	303		*
William A. Moran	31,004	(7)	*
David A. Preiser	3,764	(4)	*
W. Grady Rosier	3,980	(8)	*
Paul W. Whetsell	4,014	(4)	*
Paul C. Saville	208,692	(9)	5.0%
Daniel D. Malzahn	10,723	(10)	*
Robert W. Henley	14,889	(11)	*
Eugene J. Bredow	6,954	(12)	*
All directors, director nominees and executive officers as a group (17 persons)	398,668		9.4%

*	Less than 1%.
(1)	Includes 28,672 vested options issued under equity incentive plans.
(2)	Includes 2,811 vested options issued under equity incentive plans.
(3)	Includes 150 shares held in a Charitable Remainder Trust.
(4)	Includes 3,066 vested options issued under equity incentive plans.
(5)	Includes 3,356 vested options issued under equity incentive plans.
(6)	Includes 3,066 vested options issued under equity incentive plans and 65 shares owned by his son.
(7)	Includes 5,107 shares held in trusts for the benefit of his adult children.
(8)	Includes 1,764 vested options issued under equity incentive plans.
(9)	Includes 82,344 vested options issued under equity incentive plans, 3,220 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 4,489 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan and 105,883 vested shares held in a Deferred Compensation Rabbi Trust. Excludes 777 shares held in a Deferred Compensation Plan which are not distributable until six months subsequent to separation of service.
(10)	Includes 6,970 vested options issued under equity incentive plans, 998 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 357 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.
(11)	Includes 13,528 vested options issued under equity incentive plans, 1,113 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 248 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.
(12)	Includes 5,970 vested options issued under equity incentive plans and 125 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the national securities exchange upon which our shares are publicly traded. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all such forms filed. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2014 and written representations that no other reports were required, all directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

REPORT OF THE AUDIT COMMITTEE

NVR’s Audit Committee is solely comprised of independent directors as defined by our independence standards (see above) and in the applicable SEC rules, and operates pursuant to a charter adopted by our Board, which is available at http://www.nvrinc.com.

Our management has primary responsibility for preparing our financial statements and establishing financial reporting systems and internal controls. Management also has the responsibility of reporting on the effectiveness of our internal controls over financial reporting. Our independent external auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of our internal control over financial reporting. In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting with management, and reviewed and discussed KPMG LLP’s audit opinions with KPMG LLP;

2.	The Audit Committee has discussed with KPMG LLP the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”);

3.	The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence; and

4.	Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

The undersigned, constituting all of the members of the Audit Committee, have submitted this report to the Board of Directors.

Manuel H. Johnson (Chairman), C.E. Andrews, Robert C. Butler, Alfred E. Festa and Ed Grier

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following is a summary of certain executive compensation practices that we have implemented to align our executive compensation practices with our shareholders’ interests.

What We Do

•	We tie pay to performance by making the majority of compensation “at risk” and linking it to shareholders’ interests. Approximately 80% of the annual compensation for the named executive officers is “at risk” in the form of annual bonus and long-term equity compensation.

•	Our annual bonuses are performance based.

•	Our annual bonuses are capped at 100% of base salary.

•	The majority of our named executive officers’ compensation is in the form of long-term equity-based compensation.

•	The vesting for a portion of our stock options is subject to the attainment of a performance condition in addition to continued employment.

•	The 2014 stock option grants were made as described in the 2014 Proxy, following shareholder approval of the NVR, Inc. 2014 Equity Incentive Plan.

•	We have robust NVR share ownership requirements to further align the interests of our named executive officers with our shareholders’ interests.

•	Our equity agreements and employment agreements include double trigger change in control provisions for post-employment benefits and equity awards.

•	Our equity agreements have a clawback provision.

•	Our equity agreements and employment agreements have a non-competition provision.

•	We mitigate undue risk in our compensation programs by placing the majority of compensation in the form of long-term equity, capping annual bonus payments, having a clawback provision in our equity agreements and having robust share ownership requirements.

•	We mitigate the potential dilutive effect of equity awards through our robust share repurchase program.

•	Our Compensation Committee utilizes an independent compensation consultant.

What We Don’t Do

•	We do not award any discretionary cash compensation.

•	We do not provide perquisites.

•	We do not permit hedging or pledging of NVR stock by named executive officers or directors.

•	We do not re-price stock options.

•	We do not grant stock options having an exercise price below 100% of fair market value.

•	We do not provide any excise tax gross-ups.

•	We do not provide defined benefit or supplemental executive retirement plans.

Executive Summary

Our Compensation Committee’s goal for our named executive officers’ compensation program is to motivate and retain highly qualified and experienced executives, provide performance based incentives and align our compensation with long-term creation of shareholder value. The compensation program for our named executive officers includes three components:

•	Base salaries;

•	Annual performance-based cash bonuses, which are capped; and

•	Long-term equity-based compensation.

This Compensation Discussion and Analysis provides information regarding our compensation philosophy and objectives and the factors considered by the Compensation Committee when establishing compensation levels for our named executive officers during 2014. Our named executive officers for 2014 were:

•	Paul C. Saville – President and Chief Executive Officer

•	Daniel D. Malzahn – Vice President, Chief Financial Officer and Treasurer

•	Robert W. Henley – President of NVR Mortgage Finance, Inc.

•	Eugene J. Bredow – Vice President and Controller

The following are highlights of our 2014 compensation program for our named executive officers:

Cash compensation

•	Our target total annual cash compensation (base salary and annual bonus opportunity) is at or slightly above the 50th percentile relative to comparable positions in other publicly traded companies within our industry.

•	The annual base salaries for the named executive officers were increased in 2014 based on their job performance and in consideration of their annual cash compensation being below the 50th percentile of annual cash compensation for comparable positions in the homebuilding peer group.

•	The annual incentive for all named executive officers remained capped at 100% of base salary. The named executive officers earned 62.1% of this annual bonus opportunity for 2014 based on our actual results relative to the performance targets.

Equity compensation

•	We maintained our philosophy of aligning the compensation of our named executive officers with our shareholders’ interests by placing the majority of the named executive officers’ total compensation at risk in the form of equity.

•	In May 2014 following shareholder approval of the NVR, Inc. 2014 Equity Incentive Plan (the “2014 Equity Plan”), we issued grants of stock options to our named executive officers and other key managers, which vest in 25% increments on December 31, 2016, 2017, 2018 and 2019.

•	The vesting for 50% of the options is subject to our return on capital performance and continued employment. The vesting for the other 50% of the options is subject to continued employment.

•	The block grant of options vesting over a four-year period is consistent with disclosure that we provided in our 2014 Proxy Statement. This approach continues our past practice of issuing periodic equity grants instead of annual equity grants.

•	We believe that the May 2014 grants were necessary to ensure the retention of our named executive officers and other key managers beyond 2015, the last vesting year for the previous equity grant.

•	While we recognize that annual grants are more common, this practice has served us well in motivating and retaining key executives and managers.

•	We maintained our Common Stock ownership requirements for our named executive officers, under which they must acquire and hold Common Stock with a total fair market value ranging from four to eight times their annual base salaries, depending on position. The ownership requirements range from $1.2 million to $12.0 million.

Say on Pay Results

In 2014, approximately 97% of the shares voted were cast in favor of the 2013 compensation of our named executive officers. This result is consistent with the voting results received in favor of the 2012 compensation. While the vote was advisory in nature, the Compensation Committee views the vote as confirmation that our shareholders generally believe that the compensation of our named executive officers is appropriately aligned with their performance and our financial performance as well as the interests of our shareholders. Nevertheless, since that vote, we have continued discussions with our shareholders regarding our compensation philosophies and practices. In addition, we have discussed our compensation philosophies and practices with the proxy advisors, Institutional Shareholder Services (“ISS”) and Glass Lewis.

Performance Overview

During 2014, the homebuilding market continued to improve although the recovery has been uneven and the rate of increase of sales prices has leveled off since 2013. Our 2014 financial results reflect the continued improvement in the housing market (all comparisons are to our 2013 financial results):

•	Revenues increased 6%;

•	Net income increased 6%;

•	Diluted earnings per share increased 16%;

•	New orders increased 5%; and

•	The average sales price of new orders increased 4%.

In addition, we returned approximately $568 million of cash to our shareholders during 2014 through our share repurchases totaling approximately 508,000 shares, which represented 11% of our shares outstanding as of December 31, 2013.

Our business philosophy and mission has been to develop and hone a business model to maximize shareholder value in a cyclical industry. Our business model and strategic approach is to deliver industry leading rates of return and growth in earnings per share. During the past 10 years, we have led the homebuilding peer group in total shareholder return (“TSR”), return on capital and return on revenue:

	10 Years Ended December 31, 2014
	Total Shareholder Return	Average Annual Return on Capital	Average Annual Return on Revenue
NVR	66%	19.8%	11.8%
Rank vs. Peers	1st	1st	1st

In addition, our TSR of 24.3% during 2014 was the highest in the homebuilding peer group and far exceeded the TSR for the Dow Jones US Homebuilder Index of 8.0% as illustrated in the chart below:

Our share price performed significantly better than the share price of our homebuilding peers during the 10-year period ending December 31, 2014 as illustrated by our TSR of 65.8%. All of our homebuilding peers experienced negative TSR during the 10-year period as illustrated below.

On a 3-year basis, our TSR of 85.9% lagged most of the homebuilding peer group.

However, the 3-year TSR results for the homebuilding peer group benefited from the dramatic share price decline they experienced through the downturn. From cycle peak in July 2005 to December 31, 2011 (the start of the 3-year period), our share price declined 27% while the average share price of our peers declined 82%.

From cycle peak (July 2005) to December 31, 2011, NVR’s share price declined 27% while our peers declined an average of 82%

We are the only homebuilder among the peer group whose share price exceeds its cycle peak share price. As of December 31, 2014, our share price is 36% higher than our cycle peak share price while the average share price for our peers is 63% below their cycle peak share price.

As of December 31, 2014, NVR’s share price is 36% higher than our cycle peak (July 2005) share price, while our peers are 63% below their cycle peak

We believe these superior results relative to our homebuilding peers are due to:

•	our macro view that housing is a cyclical industry and we have developed the appropriate business model and strategies to be successful in that environment; and

•	our highly skilled and motivated management team that has remained extremely disciplined in executing our more capital efficient business model.

Additionally, several key aspects of our strategy that are well engrained in our corporate culture are:

•	a strong alignment between management incentives (at all levels, not just named executive officers) and long term shareholder returns;

•	stability and long term retention of our management team;

•	generation of cash flow through all points in the homebuilding cycle; and

•	a comprehensive understanding of our fiduciary duties as managers of a public company.

General Compensation Philosophy and Objectives

Our philosophy for compensating our named executive officers is to place significant focus on, and reward achievement of, long-term objectives, which we believe is essential considering the cyclical nature of the industry in which we operate. The homebuilding industry exhibits peaks and troughs over a long-term period. Because we need to effectively manage our business over these lengthy time periods and during different stages of the homebuilding cycle and economic cycles, we believe that the majority of our named executive officers’ compensation should be based on accomplishing our long-term plans and objectives, and not on short-term quarterly or annual measures. We focus our named executive officers on long-term objectives over the entire cycle by limiting short-term cash compensation opportunities and emphasizing long-term earning opportunities through ownership of our Common Stock. Specifically, we:

•	target and pay cash compensation to our named executive officers in amounts that we believe to be at or slightly above the 50th percentile relative to comparable positions in other publicly traded companies within our industry;

•	cap the annual cash bonus opportunity of our named executive officers at 100% of their base salary, and do not provide any opportunity to exceed that amount for short-term quarterly or annual performance in excess of our annual business plan;

•	issue our named executive officers periodic (though not annual) equity grants, including performance-based stock options, that vest over a long period of time; and

•	require our named executive officers to own a substantial amount of NVR stock through our robust stockholding requirements.

A long-term equity interest in our company by our named executive officers is the major thrust of our philosophy. We believe that providing the majority of their compensation in the form of equity grants with a long-term vesting schedule is an effective way to align their interests with the creation of long-term shareholder value. Further, it assists us in retaining their services, and the services of all of our other management employees compensated in the same manner, over a long-term period. Additionally, each equity grant agreement contains non-competition provisions that protect our interests. Retention of our experienced management team, which includes our named executive officers, has been and will continue to be one of our key strategic goals in managing our business.

We also require our named executive officers to continuously own Common Stock with a market value of four to eight times their respective base salaries, depending on position (see the Stock Ownership Guidelines discussion below). To encourage further equity ownership, we give each of our named executive officers, at their choice, the opportunity to defer salary and any earned annual bonus awards into our deferred compensation plan. All deferred amounts must be invested solely in our Common Stock and are paid out only after separation of service (see the Deferred Compensation Arrangements discussion below). We believe that fostering a long-term focus through equity compensation and ownership effectively aligns our named executive officers’ interests with those of our shareholders.

Compensation Determination Process

Input of Management

Mr. Saville and our Senior Vice President of Human Resources make recommendations to the Compensation Committee with respect to the amount of each element of compensation paid to each named executive officer, other than Mr. Saville. These recommendations are partially based on salary information for comparable positions at other large, publicly traded homebuilding companies, as well as Mr. Saville’s assessment of each officer’s overall performance during the prior year. The Compensation Committee reviews this same salary information, comparative financial measures (our financial and operating performance compared to information publicly available on our industry peers) and our overall financial strength and considers the recommendation from our Chairman of the Board, Dwight C. Schar, for purposes of determining the compensation paid to Mr. Saville. Our Compensation Committee has the final authority to determine the compensation of our named executive officers, and exercises such authority regardless of what recommendations are made or information they are provided by management or Mr. Schar.

Use of External Consultants

In 2014, the Compensation Committee engaged Aon Hewitt to assist the Committee in formulating the 2014 Equity Plan and determining the targeted annual compensation for our named executive officers. Aon Hewitt’s analysis included a comparative analysis of the named executive officer base pay, annual incentive opportunities and long-term incentive compensation. To formulate the peer group data, Aon Hewitt reviewed publicly available information from our major competitors: Beazer Homes USA, Inc.; D. R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; Lennar Corporation; MDC Holdings, Inc.; Meritage Homes Corporation; PulteGroup, Inc.; Standard Pacific Corporation; The Ryland Group, Inc.; and Toll Brothers, Inc. (the “2014 Aon Hewitt Study Peer Group”).

The Compensation Committee assessed the independence of Aon Hewitt pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Aon Hewitt from serving as an independent consultant to the Compensation Committee.

Determining the Size of Equity Awards

When issuing the periodic block grants under our equity plans to our named executive officers, the Compensation Committee, with assistance from Aon Hewitt, first establishes a dollar value of the total targeted annual compensation to be awarded by position. After determining the salary and annual bonus components for a particular year, these amounts are subtracted from the total targeted compensation for that year to derive the fair value that we want to transfer to the executive in the form of an equity award for the year. When making a block grant to cover multiple years, we multiply the equity award value for a single year by the number of years that the block grant covers to determine the total value of the block grant. On the date of grant, we divide that total equity award fair value dollar amount by the per share fair value, calculated using the Black Scholes option pricing model, to determine the number of stock options or restricted share units to award.

Although we consider this approach to sizing equity awards to be a reasoned approach based on a widely accepted option-pricing model, the ultimate value of an equity award becomes clear only when it is exercised or vests, as applicable. We do not consider realized or realizable gains from prior equity grants when setting new grant amounts. We do not believe that it is a fair practice to offset current compensation by realized or unrealized equity gains several years after the equity has been issued. Depending on our future stock price, any equity grant ultimately may be worth less with regard to restricted share units or worthless with regard to stock options, or conversely, worth much more than the fair value initially estimated. Our goal is that the actual gain realized on an equity award will exceed our initial estimate of fair value, because gains in excess of that estimate mean that similar gains were realized by all holders of our Common Stock over the same time period. We believe that limiting potential upside on equity gains does not provide an appropriate incentive for our named executive officers when focusing on long-term results, as our compensation philosophy dictates.

Elements of Compensation

Base Salary

The Compensation Committee took the following actions regarding the base salaries of the named executive officers during 2014:

•	Mr. Saville’s base salary was increased from $1,200,000 to $1,500,000 effective April 1, 2014 based on a recommendation from Mr. Schar and the Committee’s evaluation of Mr. Saville’s job performance. The Compensation Committee also believed that the salary increase was necessary to competitively compensate Mr. Saville for his management of NVR in 2014 and beyond. In determining Mr. Saville’s salary increase, the Committee compared Mr. Saville’s base salary to the base salaries within the 2014 Aon Hewitt Study Peer Group. The Compensation Committee noted that Mr. Saville’s target total cash compensation was 8th highest among the 12 peer group CEOs. The Committee noted that NVR’s financial results led the peer group. Following this analysis, the Committee increased Mr. Saville’s base salary such that his target total cash compensation was 4th highest among the peer group CEOs.

•	Upon the recommendation of Mr. Saville, the Compensation Committee increased the base salaries for Messrs. Malzahn, Henley and Bredow effective April 1, 2014. Mr. Saville’s recommendations were based on the job performance of each named executive officer as well as an evaluation of the named executive officers’ base salaries being at or below the 25th percentile of comparable salaries within the 2014 Aon Hewitt Study Peer Group. Following the salary increase, Mr. Malzahn’s base salary and Mr. Bredow’s base salary remained less than the 25th percentile of comparable salaries within the 2014 Aon Hewitt Study Peer Group. Mr. Henley’s base salary was between the 25th and 50th percentile of comparable salaries within the peer group. The salaries were adjusted effective April 1, 2014 as follows:

	2013 Salary	2014 Salary
Daniel D. Malzahn	$350,000	$425,000
Robert W. Henley	$350,000	$400,000
Eugene J. Bredow	$250,000	$300,000

Annual Cash Bonus

General

The objective of the annual cash bonus portion of the total compensation package is to focus each of the named executive officers on the attainment of annual goals that we believe are necessary to achieve our five-year business plan. These annual goals are consistent with the current year’s portion of our five-year business plan. The named executive officers’ annual incentive opportunity has historically been capped at 100% of base salary, regardless of whether the goals are exceeded, because of our overall compensation philosophy of limiting short-term cash compensation in favor of equity-based long-term incentive opportunities, which drives a long-term orientation. Thus, the maximum amount of bonus is earned once the preset performance targets based on the annual business plan are attained. The annual bonus is payable in cash. The total target annual cash compensation for each of the named executive officers, comprised of base salary and the maximum annual incentive opportunity, is at or slightly above the 50th percentile of comparable target total annual cash compensation contained within the 2014 Aon Hewitt Study Peer Group.

The Compensation Committee has never exercised discretion to award bonuses in amounts higher than the amount calculated by our actual results relative to the preset performance target and attainment ranges.

2014 Annual Bonus

For 2014, the Compensation Committee maintained the same annual bonus performance metrics used in 2013 for our named executive officers. The annual bonus opportunity in 2014 for Messrs. Saville, Malzahn, Henley and Bredow was based 80% upon our consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges) and 20% on the number of new orders (net of cancellations) that we generated compared to our 2014 annual business plan. We believe that these measures provide a proper balance of focusing on current profitability while providing for longer-term growth.

Messrs. Saville, Malzahn, Henley and Bredow were to begin earning the consolidated pre-tax profit portion of their annual bonus award once the annual business plan was at least 80% attained (the “threshold”). The full amount of the consolidated pre-tax profit portion of their annual bonus award was to be earned ratably from 80% up to 100% achievement of the annual business plan. Messrs. Saville, Malzahn, Henley and Bredow were to begin earning the new orders portion of their annual bonus award once the annual business plan was at least 85% attained. The full amount of the new orders portion of their annual bonus award was to be earned ratably from 85% up to 100% achievement of the annual business plan.

The following is a summary of the specific performance targets established under the 2014 annual bonus plan and the actual results:

Performance Metric	Threshold	Maximum	Actual	Maximum Bonus Opportunity	% of Maximum Bonus Opportunity Earned
Consolidated Pre-Tax Profit (in thousands)	$471,709	$589,642	$546,578	80%	63%
New Orders (Net of Cancellations)	11,263	13,250	12,389	20%	57%

Under our annual bonus plan, the target bonus amount is the same as the maximum bonus amount. Based on our 2014 results, Messrs. Saville, Malzahn, Henley and Bredow earned 62.1% of their maximum bonus opportunity of 100% of base salary.

Equity-Based Compensation

2014 Equity Plan Approval

During the development of the 2014 Equity Plan, we met with shareholders who owned more than 50% of our shares to obtain their input regarding the 2014 Equity Plan. A number of these shareholders indicated they believed the vesting for a portion of the equity grants should be subject to the attainment of a financial performance metric. The Compensation Committee agreed with the shareholders and determined it would require the following for stock options granted under the 2014 Equity Plan:

•	The vesting for 50% of the options is subject to the achievement of a financial performance metric established by the Compensation Committee and continued employment; and

•	The vesting for the other 50% of the options is subject to continued employment.

In May 2014, our shareholders approved the 2014 Equity Plan, with 61% of the shares voted cast in favor of the plan. Our shareholders approved the 2014 Equity Plan despite recommendations “against” by both ISS and Glass Lewis.

In our 2014 Proxy Statement, we disclosed the following:

•	We intended to grant a block of options in 2014 that will vest at December 31, 2016, 2017, 2018 and 2019, with the vesting for 50% of the options subject to continued employment and the attainment of a performance metric approved by the Compensation Committee and the vesting for the remaining 50% of the options subject to continued employment if the 2014 Equity Plan was approved by shareholders at the 2014 Annual Meeting.

•	We calculate the value of the individual grants by determining the annual value we intend to provide to the participant and multiply the annual value by the number of vesting years.

•	We do not expect to grant any additional options until 2017, except for promotions and new hires.

•	We expect the pre-vesting period for the initial grants made under the 2014 Plan to be approximately 1.5 years, followed by a 4 year vesting period, resulting in a total vesting period of 5.5 years.

The 2014 stock option grants were made exactly as proposed in the 2014 Proxy following shareholder approval of the 2014 Equity Plan.

2014 Equity Grants to the Named Executive Officers

In May 2014, we issued the block grant of stock options to our named executive officers and other key managers as described above. The stock options vest 25% on December 31, 2016, 2017, 2018 and 2019. The previous grants made in 2013 under the NVR, Inc. 2010 Equity Plan fully vest on December 31, 2015. We believe that the May 2014 grants were necessary to ensure the retention of our named executive officers and other key managers beyond 2015. This approach continues our past practice of periodic instead of annual equity grants. While we recognize that annual grants are more common, this practice has served us well in motivating and retaining key executives and managers.

To determine the size of awards to grant to our named executive officers, the Compensation Committee used the 2014 Aon Hewitt Study Peer Group to benchmark the named executive officers’ total compensation. Based on NVR’s superior financial returns relative to the peer group, the Committee determined to make grants to the named executive officers based on the 62.5 percentile of total compensation within the 2014 Aon Hewitt Study Peer Group for Messrs. Saville and Malzahn, slightly below the 75th percentile for Mr. Henley and at the 75th percentile for Mr. Bredow. The Committee determined the equity grant values as follows:

	A	B	C=A-B	D	E=CxD
Name	2014 Aon Study Peer Group Total Annual Compensation at Percentile Target	NVR’s Target Annual Cash Compensation	NVR’s Target Annual Equity Grant Value	Number of Vesting Years	NVR’s Target 4 Year Equity Grant Value	NVR’s Actual Grant Date Fair Value of Equity Award
Paul C. Saville	$7,287,816	$3,000,000	$4,287,816	4 years	$17,151,264	$16,938,447
Daniel D. Malzahn	$2,575,996	$850,000	$1,725,996	4 years	$6,903,984	$6,823,545
Robert W. Henley	$2,136,000	$800,000	$1,336,000	4 years	$5,344,000	$5,271,523
Eugene J. Bredow	$1,406,852	$600,000	$806,852	4 years	$3,227,408	$3,184,321

Based on the 4-year equity grant values calculated above, the following option grants were issued to the named executive officers on May 14, 2014 (see the 2014 Summary Compensation Table and the Outstanding Equity Awards at December 31, 2014 table for further information):

Name	Number of Time-Based Options Granted	Number of Performance- Based Options Granted	Total Number of Options Granted	Total Value Based on Grant Date Fair Value
Paul C. Saville	31,650	31,650	63,300	$16,938,447
Daniel D. Malzahn	12,750	12,750	25,500	$6,823,545
Robert W. Henley	9,850	9,850	19,700	$5,271,523
Eugene J. Bredow	5,950	5,950	11,900	$3,184,321

The stock options will vest in 25% increments on December 31, 2016, 2017, 2018 and 2019. The vesting for the time-based options is based solely on continued employment. The vesting for the performance-based options is based on continued employment and NVR’s return on capital performance during the years 2014 through 2016.

For the performance-based options, we have determined that the most appropriate performance metric is our return on capital relative to the peer group. We believe that return on capital is an important metric for us due to the capital intensive nature of the homebuilding business. The following are the relevant details of the performance metric:

How is Return on Capital calculated?

Average Annual ((Pre-Tax Income+Homebuilding  Interest Expense (period expense and in cost of sales))-Taxes at 38%)

Average Quarterly (Homebuilding Debt (including working capital borrowings) + Shareholders Equity)

Who is the Peer Group?	Beazer Homes USA, Inc.; D. R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; Lennar Corporation; MDC Holdings, Inc.; Meritage Homes Corporation; M/I Homes, Inc.; PulteGroup, Inc.; Standard Pacific Corporation; The Ryland Group, Inc.; Taylor Morrison Home Corporation; and Toll Brothers, Inc. Each member must be a stand-alone public company during the entire measurement period.

What is the measurement period?	Fiscal Years 2014-2016

How is the award earned?	Award is earned ratably from the Threshold to the Target.

What is the Threshold?	50th percentile of the peer group (award is 50% of the options granted)

What is the Target?	75th percentile of the peer group (award is 100% of the options granted)

What is the Maximum?	Same as the Target. There is no opportunity to earn more than 100% of the number of options granted.

The following table illustrates the performance metric target calculation:

Rank	Builder

1	Builder #1
2	Builder #2
3	Builder #3
3.25		Target-100% Earned

4	Builder #4
5	Builder #5
6	Builder #6
6.5		Threshold-50% Earned

7	Builder #7
8	Builder #8
9	Builder #9
10	Builder #10
11	Builder #11
12	Builder #12
13	Builder #13

We understand that issuing periodic block equity grants instead of annual equity grants results in the compensation for named executives appearing uneven in the Summary Compensation Table, with four years of equity compensation being disclosed in the year of the grant and no equity compensation being disclosed in the remaining years. The following is an illustrative example of our CEO’s compensation disclosed in the Summary Compensation Table, assuming that the CEO earns 100% of his annual bonus and his annual base salary remains unchanged from his current salary:

	2014	2015	2016	2017	Average
Salary *	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
Annual Bonus *	1,500,000	1,500,000	1,500,000	1,500,000	1,500,000
Equity Awards	16,938,447	—	—	—	4,234,612

Total Compensation	$19,938,447	$3,000,000	$3,000,000	$3,000,000	$7,234,612

*	Assumes annual salary remains unchanged and maximum annual bonus is earned.

When our Compensation Committee evaluates the annual compensation of the named executive officers, the Committee evaluates the equity compensation as being earned over the 4-year period. The following is an illustrative example of our Committee’s evaluation of the CEO’s compensation over a four year period:

	2014	2015	2016	2017	Average
Salary *	$1,500,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000
Annual Bonus *	1,500,000	1,500,000	1,500,000	1,500,000	1,500,000
Equity Awards	4,234,612	4,234,612	4,234,612	4,234,612	4,234,612

Total Compensation	$7,234,612	$7,234,612	$7,234,612	$7,234,612	$7,234,612

*	Assumes annual salary remains unchanged and maximum annual bonus is earned.

As the two tables above illustrate, the compensation appears higher in the year of the equity grant but over the four year period, the average compensation is the same. The disclosure in the Summary Compensation Table may lead certain shareholders or the proxy advisors to consider the 2014 compensation above average when compared to many companies, including companies in our peer group, issuing annual equity grants. We believe that our shareholders should evaluate our 2014 compensation taking into consideration that we issued block grants of equity in 2014 after our shareholders approved the 2014 Equity Plan, consistent with our disclosure in the 2014 Proxy Statement. We also disclosed in the 2014 Proxy Statement that we do not expect to grant any additional options until 2017, except for promotions and new hires.

Equity Grant Practices

We do not have a program, plan or practice in place to grant equity in coordination with the release of material non-public information. Our Compensation Committee has sole authority to grant equity to the named executive officers, and the grant date is the date of Compensation Committee approval of the awards. We grant equity once per month to new employees and newly promoted employees. The grant date for these awards is the first day of the month following the new hire or promotion date (or the first day of the second month if the new hire or promotion occurs after the 20th day of the month). Pursuant to our equity plans, fair market value is defined as the closing price of our Common Stock on the trading day immediately preceding the date of grant.

Equity Plan Features

We believe that our equity plans follow corporate governance best practices:

•	No evergreen provisions;

•	No re-pricing of stock options without shareholder approval (NVR has no history of repricing options);

•	No discounted stock options;

•	No reload features; or

•	No accelerated vesting of equity upon announcement of corporate transaction.

Clawback/Forfeiture

Under the terms of the stock option and restricted share unit agreements issued since May 2010, we may recapture from our named executive officers any gains from stock option exercises or restricted share units vested during the prior 12 months if we are required to prepare an accounting restatement due to the material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws. The named executive officer must have knowingly engaged in the misconduct, been grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or been grossly negligent in failing to prevent the misconduct.

Stock Ownership Guidelines

To complete the linkage between the interests of our senior management with our shareholders, we adopted stock ownership guidelines in 2000. These guidelines require the named executive officers (and certain other members of senior management) to acquire and continuously hold a specified minimum level of our shares for so long as we employ them in their respective positions. The multiple of salary that our named executive officers are required to hold in shares of stock is higher than many other companies. Under our holding requirements, our named executive officers must acquire and hold shares with a total fair market value ranging from four- to eight-times their annual base salaries depending on position. As of December 31, 2014, the holding requirement for each of the named executive officers was as follows:

Name	Base Salary	Factor	Dollar Holding Requirement
Paul C. Saville	$1,500,000	8	$12,000,000
Daniel D. Malzahn	$425,000	6	$2,550,000
Robert W. Henley	$400,000	4	$1,600,000
Eugene J. Bredow	$300,000	4	$1,200,000

Only those shares owned by the named executive officer in their personal account, the NVR Profit Sharing Trust, the NVR Employee Stock Ownership Plan, and the Deferred Compensation Plan count towards the stock ownership requirement. Any named executive officer who does not meet his requirement must retain 100% of the net common stock received upon the vesting of restricted share units and 50% of the net common stock received from option exercises until the holding requirement is attained. “Net common stock received” means the common stock received after the payment of the exercise price, if any, and the taxes withheld related to the vesting of the restricted share unit or the option exercise. All of the named executive officers are currently in compliance with our stock ownership guidelines.

Pledging/Hedging of NVR Stock

Our Board has adopted a policy that prohibits directors and named executive officers from hedging or pledging their NVR stock.

Personal Benefits

Our named executive officers are entitled to and eligible only for the same personal benefits for which all of our employees are eligible.

Deferred Compensation Arrangements

We have two deferred compensation plans. We provide deferred compensation plans for three reasons: (1) to encourage ownership of our Common Stock in furtherance of our compensation philosophy; (2) to establish a vehicle whereby named executive officers may defer the receipt of salary and bonus that otherwise would be nondeductible for company tax purposes into a period where we would realize a tax deduction for the amounts paid (see below Tax Deductibility of Compensation discussion); and (3) to enable our named executive officers, and other members of management, to acquire shares of our Common Stock on a pre-tax basis in order to more quickly meet, and maintain compliance with, the stock holding requirements described above. In addition, the structure of our deferred compensation plans effectively increases the stock holding requirements for certain of our named executive officers since shares held in the deferred compensation plans are not eligible for distribution until the named executive officer’s employment terminates. The deferred compensation plans place the earned compensation “at-risk” during the executive officer’s deferral period.

We do not make employer contributions to the deferred compensation accounts. Further, earnings on deferred amounts solely represent appreciation/depreciation of the market value of the NVR shares of Common Stock held. We do not provide for a minimum return or guarantee a minimum payout amount. These are “at risk” investments.

The market value of our named executive officers’ deferred compensation accounts is not considered when setting their other current compensation. The compensation earned and deferred was already reviewed and analyzed based on the above-described compensation philosophy and policies at the time the compensation was earned. Had the executive officer instead elected to receive a payout of the compensation at the time it was earned, and then invested those amounts externally, we would have no knowledge of and would not have considered external investment experience when considering the amount by which we should compensate the executive officer. Thus, we do not believe it is either proper or necessary to consider the value of the executive officer’s deferred compensation account just because it is held in a plan we sponsor and is invested in our stock. In addition, had the amounts not been deferred but rather paid to the applicable named executive officer when earned (and not deferred until separation of service), we would have lost a substantial tax benefit that we will now receive as a result of the deferral. See the 2014 Non-Qualified Deferred Compensation Table and accompanying narrative below for additional information on our deferred compensation plans.

Change of Control and Post-Employment Payments

Each of our named executive officers is party to an employment agreement with us pursuant to which the officer is entitled to post-employment payments upon certain termination events, including termination following a change in control. Generally, we do not believe that we should pay our named executive officers, or any other employee, any incremental compensation upon termination when the termination is either by choice or due to conduct that is potentially detrimental to NVR. Thus, we do not provide any of our named executive officers any incremental post-employment benefits, other than any amounts already earned and accrued at the date of termination, if the termination is voluntary (unless due to a change in control of NVR or retirement), including voluntary termination upon the election or appointment of a new Chairman and/or CEO, or for “Cause.”

We do not provide tax “gross ups” to our named executive officers in connection with any change in control or post-employment payment.

Change of Control Provisions

Change of control provisions applicable to our named executive officers are either “single trigger,” meaning that the change of control event alone triggers either a payment or an acceleration of certain rights, or “double trigger,” meaning that the change of control coupled with the officer’s termination from service within a certain period of time after the change of control triggers a payment or accelerated right.

The change of control provision in each applicable named executive officer’s stock option agreement, restricted share unit agreement or employment agreement for the payment of the post-employment benefit is a double trigger, which we believe is a corporate governance best practice. A double trigger for the post-employment benefit payment was selected because, unless the named executive officer’s employment is terminated after the change in control, the acquiring entity will continue to pay his salary and annual bonus, which are what the post-employment benefit payment is intended to replace. See the Narrative Disclosures of Termination and Change of Control Payments discussion below for additional information on these post-employment payments.

The change of control provisions in the deferred compensation plans are single trigger, reflecting our intent that the named executive officers have the ability to vote those shares upon any proposed transaction since the amounts are already vested, and to ensure that the named executive officers receive deferred compensation they earned prior to the change of control. See Narrative Disclosures of Termination and Change of Control Payments discussion below for additional information on these post-employment payments.

Payments Upon Death, Disability, Retirement and Other Employment Terminations

Each of the employment agreements provides for a post-employment benefit of two months’ salary and two months’ pro-rated annual bonus upon the named executive officer’s termination due to death or disability. This amount reflects what we believe to be a modest transition for the executive or his family for termination events that are sudden and beyond the executive’s control. For Mr. Saville, we provide a post-employment benefit of 200% of base salary for termination without cause or that is voluntary within one year after a change in control, and for Messrs. Malzahn, Henley and Bredow, we provide a post-employment benefit of 100% of base salary. These amounts reflect our belief that it is difficult for executive officers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control. We provide a post-employment benefit of 100% of base salary upon retirement for Messrs. Saville, Malzahn, Henley and Bredow. We consider the 100% payment a nominal reward for length of service given that we do not provide our executives defined benefit or supplemental executive retirement plans.

Management of Compensation-Related Risk

We have designed our compensation programs to avoid excessive risk-taking by placing the majority of our named executive officers’ compensation opportunity in periodic grants of equity with a long-term vesting schedule, capping the annual bonus opportunity at 100% of base salary and having significant stock ownership requirements for our named executive officers. We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on NVR.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the corporate deduction for compensation paid to the named executive officers (other than our CFO) to $1 million unless such compensation qualifies as “performance-based compensation.” Among other things, Section 162(m) requires approval of the performance-based compensation by our shareholders. The Compensation Committee takes the deductibility of compensation into consideration but it does not limit the design of its compensation plans to strictly fall within the definition of performance-based compensation. Other than the 2000 Plan, all of our stock option plans are designed to enable all stock option awards to qualify as “performance based” under Section 162(m). Grants of restricted stock units under the 2010 Plan are not expected to qualify as performance-based compensation.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee hereby reports as follows:

1.	The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with NVR’s management; and

2.	Based on the review and discussion referred to in paragraph 1, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our 2015 Proxy Statement to be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

The undersigned, constituting all of the members of the Compensation Committee, have submitted this report to the Board of Directors.

Thomas D. Eckert (Chairman), David A. Preiser, W. Grady Rosier, and Paul W. Whetsell

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Paul C. Saville	2014	$1,425,000	—	$16,938,447	$885,209	$14,000	$19,262,656
Principal Executive	2013	$1,100,000	$4,699,749	—	$1,075,556	$11,200	$6,886,505
Officer	2012	$800,000	—	—	$800,000	$10,500	$1,610,500

Daniel D. Malzahn	2014	$406,250	—	$6,823,545	$252,362	$14,000	$7,496,157
Principal Financial	2013	$331,489	$824,850	$3,839,080	$324,122	$11,200	$5,330,741
Officer (4)

Robert W. Henley	2014	$387,500	—	$5,271,523	$240,715	$13,000	$5,912,738
President, NVR	2013	$350,000	$699,177	—	$335,704	$10,200	$1,395,081
Mortgage (5)	2012	$288,833	—	$2,077,800	$288,833	$10,000	$2,665,466

Eugene J. Bredow	2014	$287,500	—	$3,184,321	$178,595	$14,000	$3,664,416
Principal Accounting	2013	$242,500	$299,220	—	$237,111	$11,200	$790,031
Officer (6)	2012	$205,740	—	$1,845,040	$205,740	$9,151	$2,265,671

(1)	The amounts disclosed represent the aggregate grant date fair value of restricted share units granted during 2013 in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures relating to service-based vesting conditions. The fair value valuation for restricted share units is equal to the market value per share of NVR stock on the date of grant, which was $997.40 per share.
(2)	The amounts disclosed represent the aggregate grant date fair value of stock options granted during the respective years in accordance with FASB ASC Topic 718, disregarding an estimate of forfeitures relating to service-based vesting conditions. For the portion of the 2014 grant of stock options which is subject to the attainment of a performance condition, the amount disclosed is based on the target number of options, which is the same as the maximum. For information on the valuation assumptions, refer to the note on Equity-Based Compensation, Profit Sharing and Deferred Compensation Plans in the NVR financial statements in the Annual Report on Form 10-K for the respective year-end, as filed with the SEC.
(3)	The “all other compensation” includes amounts contributed to our ESOP for the respective plan year, and where applicable, a $1,000 (for 2014 and 2013) or $500 (for 2012) matching contribution made by us pursuant to our 401(k) plan.
(4)	Mr. Malzahn was appointed as Principal Financial Officer effective February 20, 2013. Because Mr. Malzahn was not an executive officer prior to February 20, 2013, only 2013 and 2014 compensation is reported.
(5)	Effective June 1, 2012, Mr. Henley was promoted from Principal Accounting Officer to the interim acting President of NVR Mortgage Finance, Inc. (“NVRM”). Effective October 1, 2012, Mr. Henley was named as the President of NVRM on a permanent basis.
(6)	Mr. Bredow succeeded Mr. Henley as Principal Accounting Officer effective June 1, 2012.

2014 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards	Closing Price on Date of Grant	Grant Date Fair Value on Date of Grant
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Paul C. Saville (1)	02/19/14	$0	$1,425,000	$1,425,000	—	—	—	—	—	—	—
Paul C. Saville (2)	05/14/14	—	—	—	15,825	31,650	31,650	—	$1,094.22	$1,089.45	$8,469,224
Paul C. Saville (3)	05/14/14	—	—	—	—	—	—	31,650	$1,094.22	$1,089.45	$8,469,224
Daniel D. Malzahn (1)	02/19/14	$0	$406,250	$406,250	—	—	—	—	—	—	—
Daniel D. Malzahn (2)	05/14/14	—	—	—	6,375	12,750	12,750	—	$1,094.22	$1,089.45	$3,411,773
Daniel D. Malzahn (3)	05/14/14	—	—	—	—	—	—	12,750	$1,094.22	$1,089.45	$3,411,773
Robert W. Henley (1)	02/19/14	$0	$387,500	$387,500	—	—	—	—	—	—	—
Robert W. Henley (2)	05/14/14	—	—	—	4,925	9,850	9,850	—	$1,094.22	$1,089.45	$2,635,762
Robert W. Henley (3)	05/14/14	—	—	—	—	—	—	9,850	$1,094.22	$1,089.45	$2,635,762
Eugene J. Bredow (1)	02/19/14	$0	$287,500	$287,500	—	—	—	—	—	—	—
Eugene J. Bredow (2)	05/14/14	—	—	—	2,975	5,950	5,950	—	$1,094.22	$1,089.45	$1,592,161
Eugene J. Bredow (3)	05/14/14	—	—	—	—	—	—	5,950	$1,094.22	$1,089.45	$1,592,161

(1)	Amounts pertain to our 2014 annual bonus plan. See the Annual Cash Bonus section in our Compensation Discussion and Analysis above.
(2)	These performance based options were granted on May 14, 2014. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Pursuant to the equity plans under which this award was issued, market value is defined as the closing price of the underlying stock on the trading day immediately preceding the date of grant. For purposes of the grant date fair value, the amount disclosed is based on the target number of options, which is the same as the maximum. See the Equity-Based Compensation section in our Compensation Discussion and Analysis above.
(3)	These options were granted on May 14, 2014. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Pursuant to the equity plan under which this award was issued, market value is defined as the closing price of the underlying stock on the trading day immediately preceding the date of grant. See the Equity-Based Compensation section in our Compensation Discussion and Analysis above.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreements

We employed Messrs. Saville, Malzahn, Henley and Bredow pursuant to employment agreements during 2014. The employment agreements expire on January 1, 2016.

Other than the applicable named executive officers’ titles, minimum base salary amounts and NVR stock holding requirements, the material terms of the employment agreements that were in effect during 2014 are essentially the same and covered:

•	Minimum base salaries:

•	Mr. Saville	$800,000
•	Mr. Malzahn	$350,000
•	Mr. Henley	$300,000
•	Mr. Bredow	$220,000

•	Annual bonus eligibility up to 100% of base salary based on criteria determined by our Compensation Committee (see Compensation Discussion and Analysis – Annual Cash Bonus above);

•	Eligibility to participate in our benefit plans at identical participation costs offered to all of our employees eligible to participate in those plans;

•	Eligibility to have reasonable business expenses reimbursed, subject to reimbursement policies to which all of our employees are subject equally;

•	Requirement of a continuous NVR stock holding requirement, as set forth under the Stock Ownership Guidelines section of the Compensation Discussion and Analysis above;

•	Post-employment payments due under various termination scenarios (see Narrative Disclosures of Termination and Change of Control Payments below for additional information);

•	Covenants not to compete with us (see Narrative Disclosures of Termination and Change of Control Payments below for additional information); and

•	Indemnification to the executives during the performance of their duties to the fullest extent permitted by the laws of the Commonwealth of Virginia.

2014 Compensation

For a discussion of the salaries paid in 2014, see Compensation Discussion and Analysis – Base Salary above. For a discussion of the general terms and objectives of our 2014 annual cash bonus plan, see Compensation Discussion and Analysis – Annual Cash Bonus above. For a discussion of equity grants in 2014, see Compensation Discussion and Analysis – Equity-Based Compensation above.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Market Value of Shares of Stock That Have Not Vested
Paul C. Saville:
2000 Option Plan (a)	25,000	—	$515.05	01/02/18	—	—
2000 Option Plan (b)	57,344	—	$703.00	05/10/20	—	—
2010 Equity Plan (c)	—	—	—	—	4,712	$6,009,355
2014 Equity Plan (d)	—	31,650	$1,094.22	05/13/24	—	—
2014 Equity Plan (e)	—	31,650	$1,094.22	05/13/24	—	—
Daniel D. Malzahn
2000 Option Plan (a)	3,000	—	$515.05	01/02/18	—	—
2000 Option Plan (b)	3,970	—	$703.00	05/10/20	—	—
2010 Equity Plan (f)	—	14,000	$1,019.74	02/19/23	—	—
2010 Equity Plan (c)	—	—	—	—	827	$1,054,698
2014 Equity Plan (d)	—	12,750	$1,094.22	05/13/24	—	—
2014 Equity Plan (e)	—	12,750	$1,094.22	05/13/24	—	—
Robert W. Henley:
2000 Option Plan (b)	11,028	—	$703.00	05/10/20	—	—
2010 Equity Plan (g)	2,500	7,500	$844.50	09/30/22	—	—
2010 Equity Plan (c)	—	—	—	—	701	$894,006
2014 Equity Plan (d)	—	9,850	$1,094.22	05/13/24	—	—
2014 Equity Plan (e)	—	9,850	$1,094.22	05/13/24	—	—
Eugene J. Bredow:
2000 Option Plan (b)	3,970	—	$703.00	05/10/20	—	—
2010 Equity Plan (h)	2,000	6,000	$804.80	05/31/22	—	—
2010 Equity Plan (c)	—	—	—	—	300	$382,599
2014 Equity Plan (d)	—	5,950	$1,094.22	05/13/24	—	—
2014 Equity Plan (e)	—	5,950	$1,094.22	05/13/24	—	—

(a)	These options were granted on January 3, 2008 and vested on December 31, 2010.
(b)	These options were granted on May 11, 2010. The options vested in fifty percent increments on December 31, 2013 and 2014.
(c)	These restricted share units were granted on May 15, 2013. The restricted share units vest on December 31, 2015, based on continued service.
(d)	These options were granted on May 14, 2014. The options will vest in twenty-five percent increments on December 31, 2016, 2017, 2018 and 2019, based on continued service.
(e)	These options were granted on May 14, 2014. The options will vest in twenty-five percent increments on December 31, 2016, 2017, 2018 and 2019, based on continued service and the Company’s return on capital performance from 2014 through 2016. The number of options disclosed is based on the target number of options, which is the same as the maximum. See 2014 Equity Grants to the Named Executive Officers in Compensation Discussion and Analysis for further discussion of the performance metric.
(f)	These options were granted on February 20, 2013. The options will vest in twenty-five percent increments on December 31, 2015, 2016, 2017 and 2018, based on continued service.
(g)	These options were granted on October 1, 2012. Twenty-five percent of the options vested on December 31, 2014. The remaining options will vest ratably on December 31, 2015, 2016 and 2017, based on continued service.
(h)	These options were granted on June 1, 2012. Twenty-five percent of the options vested on December 31, 2014. The remaining options will vest ratably on December 31, 2015, 2016 and 2017, based on continued service.

2014 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul C. Saville	—	—	—	—
Daniel D. Malzahn	—	—	—	—
Robert W. Henley	6,000	$4,199,700	—	—
Eugene J. Bredow	2,275	$1,485,945	—	—

(1)	The value realized is calculated based on the difference between the market price of Common Stock on the date of exercise and the respective exercise price, multiplied by the number of options exercised.

*********

2014 NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($) (a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Paul C. Saville:
Plan 1 (b)	—	—	$26,398,750	—	$135,035,766
Plan 2 (c)	—	—	$193,659	—	$990,609
Daniel D. Malzahn	—	—	—	—	—
Robert W. Henley	—	—	—	—	—
Eugene J. Bredow	—	—	—	—	—

(a)	Represents unrealized earnings/(losses) of the market value of the Common Stock held in the respective officer’s deferred compensation account. We have never paid dividends.
(b)	Mr. Saville deferred a total of $15,995,411 of earned compensation prior to 2004, all of which was previously reported in prior years’ Summary Compensation Tables within our proxy statements.
(c)	Mr. Saville deferred a total of $600,000 of earned compensation during 2006, all of which was previously reported in prior years’ Summary Compensation Tables within our proxy statements.

Narrative to the 2014 Non-Qualified Deferred Compensation Table

We have two deferred compensation plans, which we refer to as plans 1 and 2 for purposes of this discussion. Plan 1, which we adopted on December 15, 1999, was closed for new contributions effective December 31, 2004. Each of the named executive officers, solely at their election, may defer 100% of any earned salary or bonus into plan 2, which we adopted December 15, 2005. Stock option gains are prohibited by law from being deferred.

Amounts deferred are invested in a fixed number of shares of our Common Stock, which is purchased on the open market at fair market value. This is the only investment choice for the named executive officers. All amounts placed in the deferred compensation plan are amounts already due to the named executive officer; we do not make employer contributions to their accounts. Further, earnings on deferred amounts solely represent appreciation/(depreciation) of the market value of the NVR shares of Common Stock held. We do not provide for a minimum return or guarantee a minimum payout amount. These are “at risk” investments. The shares of our Common Stock held in each named executive officer’s account are distributed to the named executive officer upon expiration of the deferral period. The deferral period expires for Plan 1 at the named executive officer’s termination of employment, and expires for Plan 2 six months after the named executive officer’s termination of employment in accordance with Code Section 409A.

NARRATIVE DISCLOSURES OF TERMINATION AND CHANGE OF CONTROL PAYMENTS

Our named executive officers are eligible to receive certain termination and/or change in control payments and acceleration rights under certain of the compensation arrangements that they hold with us. These payments and acceleration rights are contained within the executive officers’ employment agreements, employee equity agreements and deferred compensation plan agreements.

Employment Agreements

As noted in the Narrative Disclosure to the Summary Compensation and Grants of Plan-Based Awards Tables, as of December 31, 2014, Messrs. Saville, Malzahn, Henley and Bredow were employed pursuant to employment agreements. The agreements cover the additional payments that would be due to these individuals in the following termination scenarios: death or disability, retirement, cause, without cause, voluntary, voluntary within one year after a change in control, and voluntary upon the election or appointment of a new Chairman and/or CEO accompanied by a change in business philosophy.

Summarized below are the post-employment payments due under the various termination scenarios pursuant to the employment agreements.

Termination Events

•	Death or Disability. The applicable named executive officer is entitled to receive in a lump sum two months of his then annual base salary and accrued pro-rated annual bonus, assuming that the maximum of 100% of the annual bonus is earned for the period ending on the last calendar day of the second calendar month following the month in which the death or disability occurred. Assuming a December 31, 2014 termination event for death or disability, payments would be as follows:

Name	Total Due
Paul C. Saville	$500,000
Daniel D. Malzahn	$141,667
Robert W. Henley	$133,333
Eugene J. Bredow	$100,000

•	Retirement. Upon retirement, the applicable named executive officer is entitled to receive, in a lump sum following six months from the date of retirement, an amount equal to 100% of his then annual base salary and any accrued pro-rated annual bonus, to the extent that performance targets have been achieved and the annual bonus being paid at the same time that all of our other employees are paid their annual bonus. Assuming a December 31, 2014 termination event in connection with retirement, payments would be as follows:

Name	Total Due
Paul C. Saville	$1,500,000
Daniel D. Malzahn	$425,000
Robert W. Henley	$400,000
Eugene J. Bredow	$300,000

•	Cause. The applicable named executive officers are not entitled to receive any payments after the date of termination for cause. Termination for “cause” is a termination due to:

•	the officer being convicted of any felony, other crime involving moral turpitude, or any crime or offense which results in his incarceration for more than three months;

•	gross misconduct in connection with the performance of his duties as described within the employment agreement; or

•	the officer materially breaching affirmative or negative covenants or undertakings described in the employment agreement, such as the agreement’s non-compete provisions.

•	Without cause. The applicable named executive officer is entitled to receive, in a lump sum following six months from the date of termination, an amount equal to 200% or 100% of his then annual base salary, as applicable, and any accrued pro-rated annual bonus, to the extent that performance targets have been achieved and the annual bonus being paid at the same time that all of our other employees are paid their annual bonus. In addition, we would provide the executive with up to $100,000 of outplacement services. Assuming a December 31, 2014 termination event without cause, payments would be as follows:

Name	Total Due
Paul C. Saville	$3,100,000
Daniel D. Malzahn	$525,000
Robert W. Henley	$500,000
Eugene J. Bredow	$400,000

•	Voluntary. The applicable named executive officer is not entitled to receive any payments after the date of termination.

•	Voluntary within one year after a change in control. The applicable named executive officer is entitled to receive, in a lump sum following six months from the date of termination, an amount equal to 200% or 100% of his then annual base salary, as applicable, and accrued pro-rated annual bonus assuming that 100% of the target bonus would have been paid for that year. A change of control means i) any person or group acquires 50% or more of the combined voting power of our voting stock, ii) substantially all of our assets are sold to another party, iii) we are liquidated or dissolved, or adopt a plan to do so, or iv) we are merged into another entity or we are taken private, and the executive officer experiences a significant reduction in responsibilities. Assuming a December 31, 2014 termination event in connection with a change in control, payments would be as follows:

Name	Total Due
Paul C. Saville	$4,500,000
Daniel D. Malzahn	$850,000
Robert W. Henley	$800,000
Eugene J. Bredow	$600,000

•	Voluntary termination upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer. The applicable named executive officer is not entitled to receive any payments after the date of termination.

Conditions to Receipt of Payment

The covenants within the employment agreements include non-competition provisions, including the prohibition from:

•	engaging, on the individual’s or another entity’s behalf in the homebuilding or mortgage businesses as an employee, greater than 1% owner, manager or otherwise;

•	inducing or attempting to induce any customers or potential customers from conducting business with us;

•	hiring or attempting to hire our employees; or

•	utilizing the services of or trying to acquire land, goods or services from any of our developers or subcontractors.

The periods that the non-competition provisions cover are as follows:

•	During their term of employment with us, the named executive officers are bound by the non-competition covenants at all times.

•	For one year after termination, the named executive officer is bound by the non-competition covenants if the termination was voluntary, due to retirement, for cause, or without cause.

•	The named executive officer is not bound by the non-competition covenants after their termination date if the termination was voluntary within one year after a change in control, or voluntary upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer.

Stock Option and Restricted Share Unit Agreements

Each equity agreement provides for the acceleration of vesting of all unvested equity if we experience a “change in control” (as defined below) and the named executive officer’s employment is terminated without cause within one year following the “change in control.” The accelerated vesting is based on a double trigger, meaning that the named executive officer’s employment needs to be terminated to receive the acceleration right. The “change in control” provisions within the named executive officers’ agreements are identical to the “change of control” provisions within the agreements for all other participants of the respective equity plans. Generally, the “change in control” provision is triggered upon:

•	our merger, consolidation, reorganization or other business combination with one or more other entities in which we are not the surviving entity;

•	our selling substantially all of our assets to another entity; or

•	our experiencing any transaction resulting in any person or entity owning 50% or more of the total number of our voting shares.

Assuming we experienced a “change in control” and the named executive officer’s employment is terminated on December 31, 2014, the market value realized on the accelerated equity for each of the named executive officers would be as follows:

				Market Price
	Number of			of NVR
	Stock	Number of	Option	Common	Per Share	Market Value
	Awards	Options	Exercise	Stock at	Intrinsic Value at	Realized on
	Accelerated	Accelerated	Price	12/31/14	12/31/14	Acceleration
Name	(#)	(#)	($)	($ )	($)	($)
Paul C. Saville:
2010 Equity Plan	4,712	—	—	$1,275.33	$1,275.33	$6,009,355
2014 Equity Plan	—	63,300	$1,094.22	$1,275.33	$181.11	11,464,263

						$17,473,618
Daniel D. Malzahn
2010 Equity Plan	—	14,000	$1,019.74	$1,275.33	$255.59	$3,578,260
2010 Equity Plan	827	—	—	$1,275.33	$1,275.33	1,054,698
2014 Equity Plan	—	25,500	$1,094.22	$1,275.33	$181.11	4,618,305

						$9,251,263
Robert W. Henley:
2010 Equity Plan	—	7,500	$844.50	$1,275.33	$430.83	$3,231,225
2010 Equity Plan	701	—	—	$1,275.33	$1,275.33	894,006
2014 Equity Plan	—	19,700	$1,094.22	$1,275.33	$181.11	3,567,867

						$7,693,098
Eugene J. Bredow:
2010 Equity Plan	—	6,000	$804.80	$1,275.33	$470.53	$2,823,180
2010 Equity Plan	300	—	—	$1,275.33	$1,275.33	382,599
2014 Equity Plan	—	11,900	$1,094.22	$1,275.33	$181.11	2,155,209

						$5,360,988

Deferred Compensation Plans

Under the deferred compensation plans (see the 2014 Non-Qualified Deferred Compensation Table above for more information on these plans), each named executive officer receives their shares of Common Stock immediately if we experience a “change of control”, rather than receiving their shares of Common Stock at separation of service. The “change of control” provisions within the deferred compensation plans are equally applicable to all participants within the plans.

•	Plan 1. Generally, the “change of control” provision is the same as the “change in control” provision set forth in our stock option agreements, as summarized above.

•	Plan 2. Generally, the “change of control” provision is triggered if (i) we experience any transaction resulting in any person or entity owning 50% or more of the total fair market value or total voting power of our shares, (ii) we experience any transaction resulting in any person or entity acquiring 35% or more of the total fair market value or total voting power of our shares during a 12-month period, (iii) a majority of our Board is replaced during any 12-month period by new directors not endorsed by a majority of our Board who were on our board immediately preceding the new appointments or elections, or (iv) we sell to another entity our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of our total assets.

Assuming a change of control under the deferred compensation plans at December 31, 2014, the market value of the accelerated account balances is presented in the 2014 Non-Qualified Deferred Compensation Table above.

********

2014 DIRECTOR COMPENSATION TABLE

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($) (1)	($)	($) (2)	($)
Dwight C. Schar	$37,200	—	$8,469,224	$8,506,424
C. E. Andrews	$50,000	—	$695,734	$745,734
Robert C. Butler	$50,000	—	$695,734	$745,734
Timothy M. Donahue	$38,800	—	$695,734	$734,534
Thomas D. Eckert	$45,200	—	$695,734	$740,934
Alfred E. Festa	$50,000	—	$695,734	$745,734
Ed Grier	$46,800	—	$695,734	$742,534
Manuel H. Johnson	$56,800	—	$695,734	$752,534
Mel Martinez	$40,400	—	$695,734	$736,134
William A. Moran	$34,000	—	$695,734	$729,734
David A. Preiser	$48,400	—	$695,734	$744,134
W. Grady Rosier	$48,400	—	$695,734	$744,134
Paul W. Whetsell	$46,800	—	$695,734	$742,534

(1)	Board members are paid a $26,000 annual retainer. Mr. Johnson, the Audit Committee Chairman, is paid an additional annual retainer of $10,000 for serving in that capacity. Board members are paid fees of $1,600 for each Board and Committee meeting attended. Reasonable incidental travel and out-of-pocket business expenses are reimbursed as incurred in accordance with the policies to which all of our executive officers and employees are subject.
(2)	The amount disclosed represents the aggregate grant date fair value of stock option grants made on May 14, 2014 in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures relating to service-based vesting conditions. The stock options will vest in 25% increments on December 31, 2016, 2017, 2018 and 2019. The vesting for 50% of the stock options is based solely on continued service as a Director. The vesting for the other 50% of the stock options is based on continued service as a Director and NVR’s return on capital performance during the years 2014 through 2016. For purposes of the grant date fair value, the amount disclosed is based on the target number of options, which is the same as the maximum. See the Equity-Based Compensation section in our Compensation Discussion and Analysis for a discussion of the performance metric. For information on the valuation assumptions, refer to the note on Equity-Based Compensation, Profit Sharing and Deferred Compensation Plans in the NVR financial statements in the Annual Report on Form 10-K for the year-end December 31, 2014, as filed with the SEC.

Narrative Disclosure to Director Compensation Table

The cash paid to our directors in the form of the $26,000 annual retainer and the $1,600 per meeting fee has not changed since 2000, other than increasing the Audit Committee Chairman’s annual retainer to $36,000, which occurred in 2003. Aon Hewitt prepared a benchmarking director compensation analysis for our Board in 2014. According to the analysis, the average annual cash compensation paid to our Board is well below the 25th percentile of director cash compensation when compared to a survey of director compensation for companies with revenue between $2 billion and $8 billion.

On May 14, 2014, the Board issued a grant of 2,600 fixed-price stock options that will vest in 25% increments on December 31, 2016, 2017, 2018 and 2019. The vesting for 50% of the stock options granted is contingent solely upon continued service as a director. The vesting for the other 50% of the stock options granted is contingent upon continued service as a director and NVR’s return on capital performance during 2014 through 2016. See the Equity-Based Compensation section in our Compensation Discussion and Analysis for a discussion of the return on capital performance metric. The stock option grant value was determined based on the Aon Hewitt director compensation analysis discussed above, such that total annual director compensation was targeted at the 75th percentile. The grants to the directors were 4-year grants. As such, the annual target value was multiplied by 4 to determine the total value of the stock option grant. This is consistent with methodology used to determine the grants to the named executive officers as discussed in Compensation Discussion and Analysis.

Consistent with the May 2010 and May 2013 equity grants to the directors, the Board determined to make a larger grant to Mr. Schar, the Board’s non-executive chairman, equal to half of the long-term incentive award granted to Mr. Saville. In determining to grant this award to Mr. Schar, the Board considered Mr. Schar’s continuing major contributions to NVR in his current role. On May 14, 2014, Mr. Schar was granted 31,650 fixed-price stock options that will vest in 25% increments on December 31, 2016, 2017, 2018 and 2019. The vesting for 50% of the stock options granted is contingent upon continued service as a director. The vesting for the other 50% of the stock options granted is contingent upon continued service as a director and NVR’s return on capital performance during 2014 through 2016. See the Equity-Based Compensation section in our Compensation Discussion and Analysis for a discussion of the return on capital performance metric.

The following table sets forth the outstanding stock option and restricted share unit awards for our directors at December 31, 2014:

	Option Awards				Stock Awards
						Equity
					Equity	Incentive
	Number of	Number of			Incentive Plan	Plan Awards:
	Securities	Securities			Awards:	Market
	Underlying	Underlying			Number of	Value of
	Unexercised	Unexercised	Option		Shares or Units	Shares of
	Options	Options	Exercise	Option	of Stock That	Stock That
	(#)	(#)	Price	Expiration	Have Not	Have
Name	Exercisable	Unexercisable	($)	Date	Vested	Not Vested
Dwight C. Schar
2000 Option Plan (a)	28,672	—	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	2,356	$3,004,677
2014 Equity Plan (c)	—	31,650	$1,094.22	05/13/24	—	—
C. E. Andrews:
1998 Option Plan (d)	1,047	—	$637.10	05/05/18	—	—
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	173	$220,632
2014 Equity Plan (c)	—	2,600	$1,094.22	05/13/24	—	—
Robert C. Butler:
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	173	$220,632
2014 Equity Plan (c)	—	2,600	$1,094.22	05/13/24	—	—
Timothy M. Donahue:
1998 Option Plan (e)	1,302	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	173	$220,632
2014 Equity Plan (c)	—	2,600	$1,094.22	05/13/24	—	—
Thomas D. Eckert:
2010 Equity Plan (f)	—	2,035	$669.85	11/30/21	—	—
2014 Equity Plan (c)	—	2,600	$1,094.22	05/13/24	—	—
Alfred E. Festa:
1998 Option Plan (g)	1,592	—	$434.25	11/30/18	—	—
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	173	$220,632
2014 Equity Plan (c)	—	2,600	$1,094.22	05/13/24	—	—
Ed Grier
2010 Equity Plan (h)	—	1,428	$1,017.86	05/06/23	—	—
2010 Equity Plan (i)	—	—	—	—	447	$570,073
2014 Equity Plan (c)	—	2,600	$1,094.22	05/13/24	—	—
Manuel H. Johnson:
1998 Option Plan (e)	1,302	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	173	$220,632
2014 Equity Plan (c)	—	2,600	$1,094.22	05/13/24	—	—
Mel Martinez
2010 Equity Plan (j)	—	1,688	$899.84	11/30/22	—	—
2010 Equity Plan (k)	—	—	—	—	253	$322,658
2014 Equity Plan (c)	—	2,600	$1,094.22	05/13/24	—	—
William A. Moran:
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	173	$220,632
2014 Equity Plan (c)	—	2,600	$1,094.22	05/13/24	—	—
David A. Preiser:
1998 Option Plan (e)	1,302	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	173	$220,632
2014 Equity Plan (c)	—	2,600	$1,094.22	05/13/24	—	—
W. Grady Rosier:
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	173	$220,632
2014 Equity Plan (c)	—	2,600	$1,094.22	05/13/24	—	—
Paul W. Whetsell:
1998 Option Plan (e)	1,302	—	$515.05	01/02/18	—	—
2010 Equity Plan (a)	1,764	—	$703.00	05/10/20	—	—
2010 Equity Plan (b)	—	—	—	—	173	$220,632
2014 Equity Plan (c)	—	2,600	$1,094.22	05/13/24	—	—

(a)	These options were granted on May 11, 2010 and vested in fifty-percent increments on December 31, 2013 and December 31, 2014.

(b)	These restricted share units were granted on May 15, 2013 and vest on December 31, 2015, based on continued service.
(c)	These options were granted on May 14, 2014 and vest in twenty-five percent increments on December 31, 2016, 2017, 2018 and 2019. The vesting for 50% of the stock options granted is contingent solely upon continued service as a director. The vesting for the other 50% of the stock options granted is contingent upon continued service as a director and NVR’s return on capital performance during 2014 through 2016. See the Equity-Based Compensation section in our Compensation Discussion and Analysis for a discussion of the return on capital performance metric. The number of options disclosed is based on the target number of options, which is the same as the maximum.
(d)	These options were granted on May 6, 2008 and vested in one-third increments on each of December 31, 2010, 2011 and 2012.
(e)	These options were granted on January 3, 2008 and vested in one-third increments on each of December 31, 2010, 2011 and 2012.
(f)	These options were granted on December 1, 2011 and vest in fifty-percent increments on each of December 31, 2015 and 2016, based on continued service.
(g)	These options were granted on December 1, 2008 and vested in one-third increments on each of December 31, 2010, 2011 and 2012.
(h)	These options were granted on May 7, 2013 and vest in fifty-percent increments on each of December 31, 2017 and 2018, based on continued service.
(i)	These restricted share units were granted on May 7, 2013 and vest in fifty-percent increments on each of December 31, 2015 and 2016, based on continued service.
(j)	These options were granted on December 1, 2012 and vest in fifty-percent increments on each of December 31, 2016 and 2017, based on continued service.
(k)	These restricted share units were granted on December 1, 2012 and vest on December 31, 2015, based on continued service.

Stock Holding Requirements

To further align the interests of our Board with our shareholders, we adopted stock ownership guidelines for directors in 2000. These guidelines require the members of our Board to acquire and continuously hold a specified minimum level of our shares for so long as they serve as directors. Under our holding requirements, Board members must acquire and hold shares with a total fair market value equal to five times the annual Board retainer fee, which is $130,000 for all of the Board members, with the exception of Mr. Johnson whose holding requirement is $180,000 due to his higher annual board retainer. Board members must satisfy the holding requirement within three years of first becoming subject to the holding requirements, and at a minimum, have satisfied one-third of the requirement after one year, and two-thirds of the requirement after two years. All members of our Board are in compliance with our stock ownership guidelines.

APPROVAL OF INDEPENDENT AUDITORS

(Proposal 2)

At the Annual Meeting, our Board will recommend shareholder ratification of the appointment of KPMG LLP as our independent auditor for the year 2015. KPMG LLP served as our independent auditor for the year 2014. If the appointment is not ratified, the Board will consider whether it should select another independent auditor. Representatives of KPMG LLP are expected to be present at the meeting to respond to shareholders’ questions and will have an opportunity to make a statement if they so desire.

Required Vote

The number of votes cast for the proposal must exceed the number of votes cast against the proposal for approval of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR”

THE APPROVAL OF KPMG LLP AS NVR’S INDEPENDENT AUDITOR FOR 2015.

DISCLOSURE OF FEES PAID OR INCURRED FOR KPMG LLP DURING THE YEARS ENDED DECEMBER 31:

	2014	2013
Audit fees:
Integrated audit of financial statements, internal controls over financial reporting and quarterly reviews	$693,000	$630,250
Consents	5,000	—
Reimbursable expenses	4,000	2,500

Total audit fees	702,000	632,750
Audit-related fees:
Employee benefit plan audit	40,000	40,000
Tax fees	—	—
All other fees	—	—

Total fees	$742,000	$672,750

The Audit Committee annually evaluates what types of audit and non-audit services (permitted by law) that, subject to certain limits, can be entered into with pre-approval authority granted by the Audit Committee and will grant that authority, if applicable, pursuant to an Audit Committee resolution. For the years 2014 and 2013, under separate authorizations applicable to each respective year, the Audit Committee delegated to our Chairman of the Audit Committee (the “Chairman”), CEO and CFO, together or separately, in our name and on our behalf, the authority, subject to individual cost limits, to engage KPMG LLP to provide (1) accounting guidance and technical assistance for the implementation of newly issued accounting pronouncements and standards; (2) accounting guidance and technical assistance related to the application of existing accounting pronouncements and standards to our transactions; and (3) SEC registration statement comfort letters and consents, together in an aggregate amount for all services not to exceed 50% of the annual audit fee, provided that the Chairman, the CEO and CFO reported any such audit-related or non-audit services to the full Audit Committee at its next regularly scheduled meeting. During 2014, $5,000 of fees related to a consent were paid pursuant to delegated authority granted by the Audit Committee. All fees incurred during 2013 were approved directly by our Audit Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 3)

Pursuant to the requirements of Section 14A of the 1934 Act, we are providing our shareholders an opportunity to indicate whether they support our named executive officer compensation as described in this proxy statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the compensation paid to the named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentations. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. We are currently holding “say on pay” advisory votes on an annual basis. The next shareholder advisory vote will be held at the Annual Shareholders Meeting in May 2016.

We actively monitor our executive compensation practices in light of the industries in which we operate and the marketplace for talent in which we compete. We are focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing us the tools to attract and retain the best talent. As discussed in the Compensation Discussion and Analysis included in this proxy statement, we believe that our executive compensation program properly links executive compensation to our performance and aligns the interests of our executive officers with those of our shareholders. Specifically:

•	We pay cash compensation to our named executive officers in amounts that we believe to be lower than cash compensation paid to comparable positions in other publicly traded companies within our industry.

•	We cap the annual cash bonus opportunity of our named executive officers at 100% of their base salary, and have not provided any opportunity to exceed that amount for short-term quarterly or annual performance in excess of our business plan.

•	We place a substantial portion of total direct compensation to our executive officers at risk in the form of stock-based awards that vest over a long-term period.

•	The 2014 stock option grants were made as described in the 2014 Proxy, following shareholder approval of the NVR, Inc. 2014 Equity Incentive Plan

•	The vesting for 50% of the stock options granted during 2014 are subject to the achievement of a performance condition over a three year period, followed by continued service as an employee for an additional three years to fully vest.

•	We do not expect to grant any additional options until 2017, except for promotions and new hires.

•	Our named executive officers must achieve and maintain a designated level of ownership in NVR stock.

Accordingly, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the compensation paid to NVR’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures, is hereby APPROVED.”

Although this vote is advisory and is not binding on NVR, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions. For the advisory resolution to be approved, the number of votes cast “FOR” the resolution must exceed the votes cast “AGAINST” the resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR”

THE FORGOING RESOLUTION.

SHAREHOLDER PROPOSAL

REGARDING PROXY ACCESS

(Proposal 4)

The following shareholder proposal has been submitted for consideration by the Comptroller of the City of New York as the custodian and a trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System and the New York City Police Pension Fund, and as custodian of the New York City Board of Education Retirement System (collectively, the “Systems”), One Centre Street, Room 629, New York, NY 10007-2341. The Systems hold 47,104 shares of NVR Common Stock. If the Systems, or their representative who is qualified under state law to present the proposal on their behalf, attends the Annual Meeting and presents the proposal, the proposal will be voted upon at the Annual Meeting.

Required Vote

The number of votes cast for the proposal must exceed the number of votes cast against the proposal for approval of the shareholder proposal.

Shareholder Proposal:

RESOLVED: Shareholders of NVR, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement:

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

Our Response to the Fund’s Proposal:

NVR has a strong commitment to corporate governance and a history of taking actions we believe are in the best interests of our shareholders:

•	In 2003, we adopted the Nominating Committee Policies and Procedures for the Consideration of Board of Director Candidates (the “Nominating Policy”) to allow shareholders owning a 5% position for more than one year to recommend director candidates to the Nominating Committee (see Appendix A to this Proxy Statement);

•	In 2005, we separated the Chairman of the Board and Chief Executive Officer positions;

•	In 2007, we adopted a majority voting standard with a resignation policy in our Bylaws and Articles of Incorporation; and

•	In 2010, we declassified our Board.

We have the following additional governance features:

•	Our Board maintains strong independent leadership, including a Lead Independent Director;

•	All committees are comprised fully of independent directors; and

•	We have never had a poison pill.

The strength of our corporate governance features is also reflected in our ISS Governance QuickScore of 1 as of February 1, 2015. A QuickScore of 1 is the best score available and indicates lower governance risk.

With respect to the shareholder proposal, our Nominating Committee assists the Board in identifying qualified individuals to become directors. In this capacity, the Nominating Committee performs several key functions:

•	For any potential nominee, whether or not proposed by a shareholder, the Nominating Committee considers, among other things, the candidate’s independence, judgment, skills (including financial literacy and an understanding of our business on an operational level), and experience, which must be complementary to the skills and experience of other members of the Board.

•	In considering potential nominees, the Nominating Committee also hires a third-party investigation service to perform a full background investigation on all potential nominees in accordance with the Nominating Policy. Such background investigation includes investigation of any criminal activity, civil litigation and regulatory matters, and employment and educational verifications. The Nominating Committee believes this is an important part of its fiduciary duty to our shareholders to ensure that the Nominating Committee and the Board have a complete understanding of a potential nominee’s background. If concerns are identified during the background investigation, the Nominating Committee and the Board can determine whether a potential nominee is acceptable. For example, the Nominating Committee would not recommend a nominee who had been convicted of violating the securities laws. With a proxy access bylaw, the Nominating Committee would not have the ability to exclude a shareholder nominee, which could put NVR’s ability to conduct business as a public company at risk.

•	In considering potential nominees, members of the Board and Nominating Committee have a fiduciary duty to act in the best interests of the Company and its shareholders, and are further accountable to NVR’s shareholders through annual elections. Instead of this accountability, this shareholder proposal would provide access to NVR’s proxy statement by individual stockholders who do not have a similar fiduciary duty, are not bound by NVR’s Corporate Governance Guidelines, and may nominate directors who advance their own agenda without consideration of the best interests of NVR and our shareholders.

The shareholder proposal would eliminate these important responsibilities of the Nominating Committee with respect to shareholder nominees. In addition, we do not believe that a single shareholder who owns, or a group of shareholders who own in the aggregate, 3% of our outstanding shares should be able to nominate candidates representing 25% of the current Board seats. Not only is the number of Board seats significantly disproportionate to the ownership requirement considering that our Board is elected annually, a contested election of 25% of the Board would be disruptive to the Board and management.

The proposal also does not include protections that were contemplated by the SEC’s vacated proxy access rule, Rule 14a-11. For example:

•	The proposal does not address any protections relating to independence of a shareholder nominee or information to be provided to the Company with respect to a nomination. In adopting Rule 14a-11, the SEC believed that proxy access should be limited to board nominees that meet the objective independence standards of the relevant securities exchange. The election of non-independent directors to the Board could cause us to be out of compliance with the NYSE or SEC independence requirements.

•	The proposal does not require a nominating shareholder, or group of nominating shareholders, to retain voting and investment power of the shares they must own to establish eligibility to nominate a director. In adopting Rule 14a-11, the SEC made clear that proxy access should only be available to shareholders that possess ultimate ownership rights over the shares.

•	The proposal does not require a nominating shareholder, or group of nominating shareholders, to retain ownership of their shares through the Annual Meeting date. A nominating shareholder(s) could sell all of their shares prior to the Annual Meeting date, which could potentially create a misalignment between the interests of the nominating shareholder(s) and our other shareholders. In adopting Rule 14a-11, the SEC believed that requiring a nominating shareholder to hold shares through the meeting date demonstrated the nominating shareholder’s commitment to the nominee and the election process.

Thus, this proposal differs significantly from the SEC’s version of proxy access by ignoring inherent safeguards necessary to protect our shareholders and NVR.

We understand the importance of giving shareholders a voice in director nominations. This is reflected in our adoption in 2003 of the Nominating Policy allowing shareholders owning a 5% position for more than one year to recommend director candidates to the Nominating Committee. We also understand that the specifics of proxy access, including ownership thresholds, holding periods and nominee limits, are still the subject of debate and uncertainty among public companies, investors and governance experts. Fewer than 40 such proposals have gone to a vote over the past three years, with the results providing no obvious conclusions about investor acceptance or preferences, regardless of the terms of the proposals. We understand that proxy access is emerging as an important issue for many shareholders. We therefore believe it is our duty to understand what, if any, market consensus develops regarding proxy access. As a result, we believe that putting any form of proxy access proposal before our shareholders is premature.

For the reasons stated above, we believe the Board and Nominating Committee are better positioned to determine whether potential director nominees will represent the interests of all NVR shareholders. Our Board therefore unanimously recommends that you vote “AGAINST” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING

“AGAINST” THE SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSALS

Shareholder proposals that are intended by a shareholder to be included in our proxy statement for our next annual meeting of shareholders pursuant to Rule 14a-8 of the SEC must be received in the office of NVR’s Secretary no later than November 25, 2015. Shareholder proposals that are not submitted for inclusion in our proxy statement pursuant to Rule 14a-8, but that one or more shareholders intend to propose for consideration at our next annual meeting, must be submitted to the office of NVR’s Secretary no earlier than November 25, 2015 and no later than December 25, 2015 and must otherwise comply with the conditions set forth in Section 2.04 of our bylaws (or, the case of director nominations, Section 3.03 of our Bylaws). Any shareholder proposal that is not submitted within the applicable time frame will not be eligible for presentation or consideration at the next annual meeting.

OTHER MATTERS

Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein. If any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.

Our Annual Report on Form 10-K for 2014, including consolidated financial statements and other information, accompanies this Proxy Statement but does not form a part of the proxy soliciting material. A complete list of the shareholders of record entitled to vote at our Annual Meeting will be open and available for examination by any shareholder, for any purpose germane to the Annual Meeting, between 9:00 a.m. and 5:00 p.m. at our offices at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, from April 20, 2015 through May 4, 2015 and at the time and place of the Annual Meeting.

Copies of our most recent Annual Report on Form 10-K, including the financial statements and schedules thereto, which we are required to file with the SEC will be provided in print without charge upon the written request of any shareholder. Such requests may be sent to Investor Relations, NVR, Inc., 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190. Our SEC filings are also available to the public from our website at http://www.nvrinc.com, and the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors,

James M. Sack
Secretary and General Counsel

Reston, Virginia

March 24, 2015

Appendix A

NVR, INC.

Nominating Committee Policies and Procedures for the Consideration of

Board of Director Candidates

The following amended and restated policies and procedures were adopted by the NVR, Inc. (the “Company”) Nominating Committee (the “Committee”) on February 19, 2013:

I.	Policy Regarding Director Candidates Recommended by Security Holders.

A. The Company will consider all director candidates recommended by shareholders owning at least 5% of the Company’s outstanding shares at all times during the preceding year that meet the qualifications established by the Board of Directors (the “Board”).

II.	Director Minimum Qualifications.

A.	Each director nominee is evaluated in the context of the full Board’s qualifications as a whole, with the objective of establishing a Board that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment. Each director nominee will be evaluated considering the relevance to the Company of the director nominee’s respective skills and experience, which must be complementary to the skills and experience of the other members of the Board;

B.	A substantial majority of the Board shall be independent as defined by the applicable exchange on which the Company’s shares are listed. The Audit, Compensation, Corporate Governance, Nominating and Qualified Legal Compliance Committees will be comprised solely of independent directors who shall satisfy any independence requirements applicable to members of such committees under federal securities laws and the rules of the exchange on which the Company’s securities are listed;

C.	Director nominees must possess a general understanding of marketing, finance and other elements relevant to the success of a large publicly-traded company in today’s business environment, and an understanding of the Company’s business on an operational level;

D.	Each director may be assigned committee responsibilities. A director nominee’s educational and professional backgrounds must be consistent with the director nominee’s committee assignment (e.g., director nominees who will be assigned to the Audit Committee must be financially literate as defined within the Company’s Audit Committee Charter);

E.	Director nominees must demonstrate a willingness to devote the appropriate time to fulfilling Board duties;

F.	Director nominees shall not represent a special interest or special interest group whose agenda is inconsistent with the Company’s goals and objectives or whose approach and methods are inconsistent with what the Board believes is in the best interest of the Company’s shareholders; and

G.	Director nominees shall not be a distraction to the Board, nor shall a director nominee be disruptive to the achievement of the Company’s business mission, goals and objectives.

1

III.	Procedures for Consideration of Security Holder Nominations.

A.	Security holder nominations must include ALL of the information described in paragraphs C. through H. below and must be received in its entirety by the 120th calendar day before the date of the company’s proxy statement released to security holders in connection with the previous year’s annual meeting to be considered for the next scheduled annual meeting of shareholders;

B.	Security holder nominations must be in writing and submitted via registered mail or overnight delivery service to the Nominating Committee Chairman at the Company’s corporate headquarters’ address;

C.	Supporting documentation must be submitted that allows the Nominating Committee to verify ownership of not less than 5% of the Company’s outstanding shares at all times during the immediately preceding year;

D.	The shareholder must submit an affidavit from the director nominee stating that if elected, the director nominee is willing and able to serve on the Company’s Board for the full term to which the director nominee would be elected. The affidavit must also acknowledge that the director nominee is aware of, has read and understands the Company’s Code of Ethics, Standards of Business Conduct, Corporate Governance Guidelines, and Board of Director Committee Charters (collectively, the “Corporate Governance Documents”), and further that the director nominee acknowledges that, if elected, the director nominee is subject to and will abide by the Corporate Governance Documents;

E.	The director nominee must submit a signed independence questionnaire. This questionnaire shall be distributed to the director nominee upon receipt of a properly delivered security holder director nomination request, and must be returned within five days of receipt via registered mail or overnight delivery service to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee;

F.	The shareholder must submit documentation as to the director nominee’s qualifications, which at a minimum must include:

1.	A complete biography;

2.	Full employment history, including current primary occupation;

3.	A signed consent form and waiver authorizing the Company to perform a full background investigation of the director nominee, including criminal and credit history, from a security firm acceptable to the Company in its sole discretion, an original report of which must be sent directly from the security firm to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee;

2

4.	Documentation of educational levels attained, complete with official transcripts issued directly by the educational institution and sent directly from the educational institution to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee. The Nominating Committee may waive this requirement if the security firm performing the background investigation verifies that the director nominee completed the educational levels indicated by the director nominee;

5.	Disclosure of all special interests and all political and organizational affiliations; and

6.	A complete list of clients if the director nominee is a consultant, attorney or other professional service provider;

G.	The shareholder must submit any additional information required to be included in the Company’s proxy statement for director nominees which determination will be made by the Company in its sole and absolute discretion (including, without limitation, information regarding business experience, involvement in legal proceedings, security ownership and transactions with the Company or management); and

H.	The information submitted by the security holder must include relevant contact information (e.g., address, phone numbers) for the submitting shareholder and the director nominee.

IV.	Identification and Evaluation of Director Candidates.

A.	For directors standing for reelection, the Nominating Committee may consider:

1.	The general qualifications as noted above;

2.	The director’s attendance at Board and Committee meetings; and

3.	The director’s participation and contributions to Board activities.

B.	The Nominating Committee may consider the following when identifying and evaluating an individual who is not currently a Company director:

1.	Use of outside executive search firms or referrals, as appropriate; and

2.	Consideration of the Company’s minimum director qualifications as noted above in light of the specific qualifications possessed by the individual being considered; and

C.	Regardless of the source of the nomination, individuals being considered for nomination to the Company’s Board, who are not currently directors, must provide to the Company the information described in Section III, paragraphs D – H.

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NVR

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 5, 2015.

Vote by Internet

Vote by telephone

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

1. Election of Directors:

C 1234567890 J N T

1 U P X 2 2 3 0 2 9 1

01ZGRF

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 1:00 a.m. submitted , Eastern Time, by the on Internet May 5, or 2015. telephone must be received by

Go to www.envisionreports.com/NVR

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Board of Directors recommends a vote FOR all nominees listed.

1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain

01—C. E. Andrews 05—Ed Grier 09—David A. Preiser

02—Timothy M. Donahue 06—Manuel H. Johnson 10—W. Grady Rosier

03—Thomas D. Eckert 07—Mel Martinez 11—Dwight C. Schar

04—Alfred E. Festa 08—William A. Moran 12—Paul W. Whetsell

B Management Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.

For Against Abstain

2. Ratification of appointment of KPMG LLP as independent auditor for the year ending December 31, 2015.

3. Approval, on an advisory basis, of the Company’s executive compensation.

C Shareholder Proposal — The Board of Directors recommends a vote AGAINST Proposal 4.

For Against Abstain

4. Shareholder proposal regarding Proxy Access, if properly presented at the annual meeting.

IF VOTING BY MAIL, PLEASE COMPLETE SECTIONS A—E ON BOTH SIDES OF THIS CARD.

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy for the Annual Meeting of Shareholders — May 5, 2015

Important Notice Regarding the Availability of Proxy Materials for Shareholder Meeting to Be Held on May 5, 2015: THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James M. Sack, Daniel D. Malzahn and Eugene J. Bredow, or any of them, as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NVR, Inc. held of record by the undersigned on March 6, 2015 at the Annual Meeting of Shareholders to be held at NVR’s Corporate Headquarters, 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190, on Tuesday, May 5, 2015 at 11:30 A.M. and at any adjournments or postponements thereof.

If there are shares allocated to the undersigned in the NVR, Inc. Profit Sharing Trust Plan or the Employee Stock Ownership Plan, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse of this card. Shares for which no voting instructions are received by April 30, 2015 will be voted by the Trustee in the same proportion as all other shares for which the Trustee has received voting instructions.

This for compensation director, proxy when FOR and properly the AGAINST ratification executed the of shareholder will appointment be voted proposal. as of directed. KPMG LLP If no as direction independent is given auditor with for respect the year to a ending particular December proposal, 31, this 2015, proxy FOR will the be advisory voted FOR vote the on election the approval of twelve of nominees executive

The Board of Directors knows of no other business that will be presented at the meeting. If, however, other matters are properly presented, the designated proxies will vote the shares represented thereby in accordance with the recommendation of the Board as to such matters, or if no recommendation is made by the Board, then in accordance with such person’s best judgment pursuant to the authority granted in the proxy.

D Non-Voting Items

Change of Address — Please print new address below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.